Exhibit 10.10

FLAGLER REAL ESTATE SERVICES	10505 N.W. 112Th Avenue Suite 14 Miami Florida 33178 305.805.3000 305.805.3016 F

December 4, 2007

Legal Department

Pricesmart, Inc.

9740 Scranton Road,

San Diego, CA 92121-1745

RE: Lease Agreement between Flagler Development Company, LLC and PriceSmart, Inc.– 10800 NW 100th Street, Suite 1-12, FL 33178

To Whom It May Concern:

Attached for your file is an executed agreement.

Please be reminded that your company must provide us with a certificate of insurance evidencing the insurance coverage (See Item No. 5 per lease) before your company moves into the premises stated above. Please make sure that the certificate states FLAGLER DEVELOPMENT COMPANY, LLC “As Additional Insured”.

If you have any questions, please feel free to contact the undersigned.

Sincerely,

/s/ Magda Mesa
Magda Mesa
Property Manager

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of the date upon which the latter of the parties hereto executes the same as set forth on the execution page hereof (the “Effective Date”), by and between FLAGLER DEVELOPMENT COMPANY, LLC, a Florida limited liability company, an address of which is 10505 N.W. 112th Avenue, Suite 14, Miami, Florida 33178 (“Landlord”), and PRICESMART, INC., a Delaware corporation, an address of which is 9740 Scranton Road, San Diego, California 92121-1745 Attention: Legal Department (“Tenant”).

WITNESSETH:

1. TERM.

1.1 PROPERTY AND PREMISES.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord Suites 1 and 12 (the “Premises”), which is deemed to contain 126,767 rentable square feet of space, in the building known as Building #26 located at 10800 NW 100th Street, Medley, Florida 33178 (the “Building”), which contains 200,709 rentable square feet. The Building is included in a multiple-building business and industrial park known as Flagler Station (f/k/a Beacon Station) (“Park”). The Building and the location of the Premises are as shown on the Site Plan attached hereto as Exhibit A. The legal description of the Building is set forth in Exhibit A-1 attached hereto (the “Building Land”). Within 30 days after the Effective Date of this Lease, Tenant shall have the right to request that Landlord’s architect certify in writing the number of usable square feet in the Premises and in the Building, using the BOMA/SIOR Exterior Wall Methodology for Measuring Floor Area in Industrial Buildings. In the event that Tenant’s architect disagrees with the numbers provided by Landlord’s architect, and in the event Landlord’s architect and Tenant’s architect cannot resolve their differences within ten (10) days thereafter, then in such event, the Premises and the Building shall be re-measured by an independent architect mutually selected by Landlord’s architect and Tenant’s architect whose determination of the rentable square footage of the Premises and the Building shall be binding upon Landlord and Tenant. If the rentable square feet in the Premises or in the Building changes after this Lease is executed by Landlord and Tenant, the Base Rent and any advance rent shall be adjusted by using the new number of rentable square feet in the Premises. If the number of rentable square feet in the Premises or the number of rentable square feet in the Building is changed, Tenant’s Share (as hereinafter defined) shall also be appropriately adjusted.

Presently Tenant is occupying space pursuant to that certain Gran Park Lease Agreement dated April 20, 2000 between Landlord, as landlord, and GTS Terminals, Inc., a New Jersey corporation (“GTS”), as tenant, for Suites 2 and 3 of Building #RB4 located at 10051 NW 99th Avenue (the “Original Premises”), as assigned by GTS to Tenant pursuant to that certain Assignment and Assumption of Lease dated as of August 1, 2001, (as amended the “Original Lease”). Landlord and Tenant shall execute a Lease Termination Agreement in the form attached as Schedule 1 hereto to evidence the termination of the Original Lease, which termination shall be within sixty (60) days of the Commencement Date (as hereinafter defined).

1.2 COMMON AREAS.

Tenant and its employees and customers will have the nonexclusive right during the Term of this Lease to use the parking areas, streets, driveways, aisles, sidewalks, curbs, delivery passages, loading areas, lighting facilities, and all other areas situated on or in the Park which are designated by Landlord, from time to time, for use by all tenants of the Building or the Park (collectively, the “Common Areas”), in common with Landlord, other tenants of the Park and other persons reasonably designated by Landlord, subject to the Rules and Regulations promulgated by Landlord from time to time in accordance with Section 3.1 hereof.

1.3 LEASE TERM.

The term of this Lease (the “Term”) shall be 124 calendar months. The Term shall commence on the later of (i) March 1, 2008 or (ii) 15 days after Landlord has obtained possession of the Premises from the present tenant as stated below provided that Landlord has completed any work to be performed by Landlord prior to the Tenant taking possession of the Premises (the “Commencement Date”); provided, however, that Tenant shall have no right to possession of the Premises until the “Security Deposit” (as defined herein) has been delivered to Landlord (the Security Deposit shall not be deemed delivered to Landlord if it is in the form of a check until that check has cleared the bank and the full amount of the funds have been credited to Landlord’s account). Prior to entering the Premises, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Landlord and Tenant shall execute a Memorandum of Lease Commencement substantially in accordance with Exhibit C attached hereto establishing the Commencement Date as soon as it has been determined. Notwithstanding anything herein to the contrary, this Lease and Landlord’s obligations hereunder are contingent upon Landlord securing possession and control of the Premises from the existing tenant. In the event the Commencement Date has not occurred by May 1, 2008 as extended by Force Majeure (as defined herein) or similar events, Tenant shall have the right to terminate this Lease upon written notice to Landlord delivered within ten (10) days after said date.

1.4 RENEWAL TERM.

Tenant shall have two options to renew this Lease as set forth in the attached Rider Number 1.

1.5 RIGHT OF FIRST OFFER.

Provided that Tenant is not then in default beyond applicable grace and cure periods as provided for under this Lease, if any space contiguous to the Premises becomes vacant and available for lease by Landlord during the Term hereof, Landlord shall promptly advise Tenant of such fact in writing (“Landlord’s Space Notice”) and shall negotiate in good faith with

Tenant to lease such space to Tenant upon terms and conditions that Landlord is offering other comparable space in the Park (“Right of First Offer”). In the event that Landlord and Tenant are not able, for any reason, to agree on the terms within 15 business days after Landlord’s Space Notice has been delivered to Tenant, Landlord shall be free to rent such space to whomever Landlord wishes and on whatever terms it desires, and Tenant shall have no further rights under this Right of First Offer unless and until the space has been leased to a third party and subsequently vacated by the third party, in which event Landlord shall promptly provide Landlord’s Space Notice again and the foregoing procedure shall be repeated until the end of the Lease Term. In the event that Landlord and Tenant do agree upon terms and conditions for such space, Landlord and Tenant shall promptly execute an amendment to the Lease to incorporate such space. Landlord may show the subject space to and work with potential tenants at any time regarding the space, so long as Landlord has given Tenant the opportunity to exercise its Right of First Offer as described in this Section.

2. RENT AND OTHER CHARGES.

2.1 BASE RENT.

Tenant agrees to pay monthly rent (“Base Rent”) on the first day of each month of the Term, together with any and all rental, sales or use taxes levied by any governmental body for the use or occupancy of the Premises and any rent or other charges payable hereunder in accordance with the following schedule:

Calendar Months	Monthly Base Rent
1-12	$66,024.48
13-24	$68,005.21
25-36	$70,045.37
37-48	$72,146.73
49-60	$74,311.13
61-72	$76,540.47
73-84	$78,836.68
85-96	$81,201.78
97-108	$83,637.83
109-120	$86,146.97
122-124	$88,731.38

If the Commencement Date should be a date other than the first day of a calendar month, then the first installment of Base Rent shall be prorated by multiplying the regular monthly installment of Base Rent by a fraction, the numerator of which is the number of days from the Commencement Date through the final day of the month in which the Commencement Date occurs and the denominator of which is the total number of days in the calendar month in which the Commencement Date occurs. In such event, Lease Month 1 would commence on the first day of the calendar month following the month in which the Commencement Date occurs.

Notwithstanding anything to the contrary contained in this Lease, Base Rent and Operating Expenses for the first four (4) full calendar months of the Term shall be abated. The foregoing abatement shall not alter Tenant’s obligation to deliver all agreed Prepaid Rent and Operating Expenses to Landlord upon execution of this Lease, and such Prepaid Rent shall be applied to the first full calendar month of the Term following the months for which Base Rent is abated.

Base Rent shall be paid without demand, set off or deduction (except as otherwise expressly provided for in this Lease) to Landlord at P.O. Box 861945, Orlando, Florida 328861945 or such other address as Landlord directs in writing.

Tenant shall deliver to Landlord, simultaneous with Tenant’s execution and delivery to Landlord of this Lease, the sum of $101,504.45, representing one month’s prepaid Base Rent and one month’s prepaid Operating Expenses plus sales tax (“Prepaid Rent”), which sum shall be applied to the first full calendar month of the Term that Base Rent and Operating Expenses are due and payable. Base Rent owed for the initial partial calendar month of the Term, if any, will be invoiced by Landlord and paid by Tenant with Tenant’s second monthly rent installment payment due hereunder.

2.2 LATE CHARGES.

If any Base Rent or other payment due under this Lease is not received by Landlord within 10 days after written notice from Landlord that such sum is past due, Tenant shall pay, in addition to such payment a late charge equal to the greater of 5% of the payment which is past due or $250.00. If any payment due from Tenant shall remain overdue for more than 10 days after written notice from Landlord that such sum is past, interest shall accrue daily on the past due amount from the date such amount was due until paid or judgment is entered at a rate equivalent to the lesser of 15% per annum and the highest rate permitted by law. Interest on the past due amount shall be in addition to and not in lieu of the any late charge or any other remedy available to Landlord. Notwithstanding the foregoing, no late charge or interest shall be due and payable on the first 2 instances of late payment in any calendar year unless such payment remains outstanding for more than 10 days after Tenant’s receipt of written notice of the past due amount.

2.3 ADDITIONAL RENT.

All charges payable by Tenant under the terms of this Lease other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent and shall include all applicable sales or use taxes. The term “Rent” shall mean Base Rent and Additional Rent.

2.4 OPERATING EXPENSES.

2.4.1 Definitions. For all purposes of this Lease, the following terms shall have the meanings ascribed to them herein.

2.4.1.1 “Operating Expenses” shall mean any reasonable and customary expenses incurred whether by Landlord or by others on behalf of Landlord, arising out of Landlord’s maintenance, operation, repair, replacement (if such replacement is generally regarded in the industry as increasing operating efficiency or is required under any Applicable Law that was not in effect or not applicable to the Park on the Commencement Date) and administration of the Park, Building, Premises and Common Areas, including, without limitation: (i) all real estate, personal property and other ad valorem taxes, and any other levies, charges, local improvement rates, and assessments whatsoever assessed or charged against the Park, Building, Premises and Common Areas, the personal property owned by Landlord and used in the operation of the Park, Building or Common Areas therein contained, including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income or capital gains taxes imposed upon Landlord, and including all fees and costs associated with the appeal of any assessment on taxes; (ii) insurance that Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by Landlord under such insurance; (iii) security, if any is provided by Landlord; (iv) landscaping and pest control, (v) a reasonable management fee, which shall not exceed 3% of the gross rents of the Building unless higher fees become customary and are being charged in comparable business parks in Miami-Dade County, Florida; (vi) electricity, water, sewer, gas, window washing, janitorial services, trash and debris and other maintenance and utility charges; (vii) wages and benefits, and all taxes thereon, payable to employees of Landlord and Landlord’s property manager whose duties are directly connected with the operation and maintenance of the Premises, Building, Common Areas or Park; and (viii) dues and assessments under any the Declaration If the Park is a multi-building project and any tax expense, insurance expense, or other Operating Expense is not assessed separately or charged specifically to the Building, but is charged against the Park as a whole, Landlord shall reasonably and equitably determine the portion of such Operating Expenses chargeable to the Premises. The Landlord acknowledges and agrees that the Operating Expenses with respect to the Park are the fees paid to the Section 6 Property Owners Association, Inc. pursuant to the Declaration (as defined in Section 3.8) which are allocated first to the Building based upon the acreage of Building Land over the total acreage of all the land in Section 6, Township 53 South, Range 40 East, Miami Dade County, Florida and then based upon Tenant’s Share of the Operating Expenses related to the Building.

Operating Expenses shall, however, exclude:

(i) Depreciation and amortization, except as expressly permitted elsewhere in this Lease;

(ii) Costs of space planning, tenant improvements, marketing expenses, attorneys’ fees, real estate broker commissions, costs, disbursements and other expenses for leasing, renovating, or improving space for tenants or occupants in the Park or Building;

(iii) Costs of a capital nature including without limitation, capital improvements, replacement of major components of Building systems and capital repairs, capital equipment and capital tools, all as determined under GAAP, except that the annual amortization of these costs shall be included to the extent expressly permitted below:

The annual amortization over the useful life (computed by taking into account a reasonable salvage value) on a straight line basis, of (A) the cost of any nonstructural capital improvements, repairs, and replacements made to the Building by Landlord and that are required by any governmental entity or due to any changes in applicable building codes enacted after the Commencement Date and (B) the cost of any structural or non-structural capital improvements, repairs, and replacements by Landlord that is reasonably intended to achieve a reduction in Operating Costs to the extent the annual amortized cost of such capital improvement for a particular calendar year does not exceed the annual savings in Operating Costs for the same calendar year, as reasonably estimated by Landlord. For purposes of this sub-section (iii) only, “structural” improvements, repairs, or replacements shall be limited to the structural components of the roof, the floors, load bearing walls, if any (excluding any glass), and columns and joists of the Building;

(iv) Costs incurred by Landlord for alterations, additions, or improvements that are considered capital improvements and/or capital replacements (and not expense items) under GAAP to be capitalized and not expensed, except that the annual amortization of these costs shall be included to the extent expressly permitted in sub-section (iii) above;

(v) Costs incurred by Landlord in performing the Tenant Improvements (as defined in the Work Letter attached as Exhibit E hereto (the “Work Letter”)) pursuant to Work Letter;

(vi) Costs (including permits, licenses, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for tenants;

(vii) Landlord’s cost of electricity or other goods or services sold or provided to Tenant or other occupants for which Landlord is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the rental and escalations payable under the lease with such tenants or other occupants;

(viii) Wages, salaries, fees and fringe benefits paid to administrative or executive personnel above the level of Building Manager or paid to officers or partners of Landlord, except as otherwise expressly permitted in this Lease;

(ix) Legal fees arising out of disputes or negotiations with tenants of the Building or Park;

(x) Fines, penalties or costs incurred due to Landlord’s violation of or failure to timely comply with any governmental law, rule or authority unless Tenant is the cause therefore;

(xi) Cost of correcting defects in or inadequacy of (latent or otherwise) the original design or construction of the Building or in the original Building systems or equipment or for structural replacements due to original defects;

(xii) Costs incurred in providing services which are separately invoiced and charged to Tenant and/or other tenants of the Building or Park (other than as part of the Operating Costs reimbursements);

(xiii) Mark-ups on electricity in excess of Landlord’s costs therefore or any charges for electricity and other utilities consumed by other tenants in quantities above building standard levels;

(xiv) Any rent or other cost or expense paid in connection with any ground lease or underlying leases;

(xv) Interest on debt or amortization payments on mortgages or deeds to secure debt, deeds of trust or any other debt and all costs and charges arising under any loans or indebtedness secured by the Building or the land upon which the Building is located, as well as any costs, fees and other expenses incurred in connection with (A) any financing of any portion of such property or (B) any transfer of financing on any portion of such property or (C) any transfer of Landlord’s interest, including, without limitation, brokerage fees or commissions, loan fees and points, title and escrow charges, attorneys’ fees and transfer taxes (provided, however, that if Landlord is permitted by law to pay a governmental assessment against the Building over a period of time in excess of one (1) year or Landlord is permitted under a contract with a vendor to Landlord to pay an Operating Cost over a period of time in excess of one (1) year, then the actual interest paid to such governmental authority or vendor may be included by Landlord in Operating Costs; provided further, however, that any late payment charges, late payment interest charges, liquidated damages or penalty charges shall not be included in Operating Costs);

(xvi) Prepayments (including prepayments of taxes) when such payments may be and are customarily paid in installments; provided, however, this provision shall not be deemed to prohibit Landlord from taking advantage of all discounts;

(xvii) Costs incurred to clean-up, contain, abate, remove or otherwise remedy hazardous waste materials, asbestos or substance compliance unless such costs resulted from Tenant’s actions;

(xviii) Cost of repairs, restoration and/or other work needed because of fire, windstorm or other casualty or cause insured by Landlord. However, Operating Costs shall include any deductible amount under any such insurance policy maintained by Landlord for the Building to the extent the deductible to be maintained pursuant to Section 5.2 for similar policies maintained by landlords of comparable buildings for similar types of coverage (it being acknowledged that such deductible amounts may be included as an Operating Cost);

(xix) Any costs incurred by Landlord and payable to subsidiaries or affiliates of Landlord to the extent in excess of the market rate for the services or materials provided, but only to the extent of such excess;

(xx) Items and services that Landlord provides selectively to one or more tenants or occupants of the Building or park, other than Tenant and which Landlord is not obligated to provide Tenant;

(xxi) The cost or repairing or curing defects in other tenants’ tenant improvements;

(xxii) The cost of correcting any code violations in the Building which are violations of applicable codes as of the Commencement Date;

(xxiii) The cost of installing, operating and maintaining any specialty improvement, such as a cafeteria or dining facility or luncheon or recreational club or health club;

(xxiv) Costs and expenses, including, but not limited to attorneys’ fees and expenses, resulting from the negligence or willful misconduct of Landlord or Landlord’s agents, servants or employees acting within the scope of their employment or agency relationship;

(xxv) Any costs or expenses incurred by Landlord as a result of the misuse or neglect of any portion of the Building or property by any other tenant or their contractors, subcontractors, customers, employees, licensees, agents or invitees; and

(xxvi) Costs, damages and/or settlement amounts paid or incurred because Landlord or another tenant violated the terms or conditions of any lease;

(xxvii) Landlord’s general overhead and general administrative expenses not attributable to the operation of the Building or Park;

(xxviii) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(xxix) Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial services and which is not affixed to the Building;

(xxx) Advertising, marketing and promotional expenditures;

(xxxi) Any subsidy or other payment made to any tenant or vendor in the Building to subsidize that tenant’s or vendor’s expenses, gross revenues, profits or the like;

(xxxii) Any bad debt loss, rent loss or reserves for bad debts or rent loss;

(xxxiii) The cost of any item, service or repair to the extend that such cost is paid under any warranty, guaranty or insurance policy maintained or held by Landlord;

(xxxiv) The cost of any work or service performed for or facilities furnished to any tenant of the Building to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant (but only to the extent of the excess cost over that payable by Tenant); and

(xxxv) Real estate taxes on any undeveloped land within the Park.

Notwithstanding anything to the contrary in this Section 2.4, Tenant’s obligation to pay Operating Expenses, other than taxes and assessments, insurance, utilities, contracts that have obligations that increase based on increases in the Consumer Price Index (CPI), contracts which reflect price increases even after Landlord has accepted the lowest qualified bid from one of at least two bidders, and other expenses that are outside Landlord’s immediate control, shall be capped at cumulative increases of five percent (5%) per year.

2.4.1.2 “Tenant’s Share” shall mean that certain portion of the Operating Expenses that Tenant is obligated to pay to Landlord, which shall be calculated by multiplying annual Operating Expenses by a fraction, the numerator of which shall be the total rentable square footage of the Premises and the denominator of which shall be the total rentable square footage of the Building, which fraction as of the Commencement Date shall be 63.16%, unless otherwise set forth in the Memorandum of Lease Commencement. Tenant’s Share shall be subject to change as and if the rentable square footage of either the Premises or the Building changes.

2.4.2 Payment of Operating Expenses. In addition to the payment of Base Rent, Tenant shall pay Tenant’s Share to Landlord during the Term. Landlord shall provide a good faith estimate of the Operating Expenses for the current calendar year and an estimate of Tenant’s Share, if any (the “Estimate Statement”). Tenant shall remit monthly one-twelfth ( 1/12th ) of Tenant’s Share (the “Estimated Payment”) as Additional Rent together with its payments of Base Rent; provided that, if applicable, Landlord may invoice Tenant retroactively for the months of January through the month of issuance of the Estimate Statement. On or before March 31st of each calendar year, Landlord shall send a statement to Tenant detailing all Operating Expenses for the prior year and setting forth the amount representing the Tenant’s Share, as reconciled for the actual Operating Expenses of the prior year (the “Operating Expense Statement”). If the Operating Expense Statement indicates that the estimated Operating Expenses paid by Tenant during the preceding year exceeded Tenant’s Share, then Tenant shall be given a credit in the amount of the difference between the Estimated Payments made in the preceding year and the Tenant’s Share against its next due installments of Operating Expenses. If the Operating Expense Statement indicates that Tenant’s Share exceeded the Estimated Payments, then Tenant shall remit the difference to Landlord as Additional Rent. Landlord’s failure to provide a statement shall not prejudice Landlord’s right to collect a shortfall or Tenant’s right to receive a credit for over payments.

2.4.3 Tenant Specific Operating Expenses. If the nature of Tenant’s business within the Premises is such that additional costs are incurred by Landlord for insurance, cleaning, utilities, sanitation, trash removal, pest control, disposal services or other Operating Expenses, Tenant agrees to pay as Additional Rent to Landlord on demand the amount of such additional costs.

2.4.4. Utilities; Janitorial Services.

2.4.4.1 Utilities at the Premises. Landlord represents that as of the Commencement Date, provided there are no changes to the Tenant Improvements, water, electricity, sewer, and telephone utilities in sufficient capacity for customary use shall be connected and immediately available to the Premises and all tap, connection, and/or impact fees shall have been paid in full by Landlord. Tenant shall be solely responsible for and shall promptly pay all charges for gas, heat, light, electricity, security, power, telephone and any other utility or service directly metered or provided to the Premises. In the event the Premises experiences an interruption of electrical, telephone, sewer or water which prevents Tenant from utilizing the Premises to conduct its business (an “Interruption”) which Interruption is caused by Landlord, its agents, employees or contractors and is within the control of Landlord to cure (i.e. not as a result of the inability of Landlord to obtain the applicable utility service through no fault of Landlord) (a “Controllable Interruption.”) Landlord shall commence and diligently pursue the curative action within a commercially reasonable amount of time after written notice from Tenant of a Controllable Interruption. If Landlord fails to correct the Controllable Interruption within 5 business days, then Tenant shall have the right, after written notice to Landlord to expend commercially reasonable market sums to cure the Controllable Interruption and offset said amount against the next payments of Rent due hereunder. In addition, Tenant shall be entitled to an abatement of Rent with respect to a Controllable Interruption as to that portion of the Premises rendered unusable as a result of such Controllable Interruption commencing with the eighth (8th) consecutive day of the Controllable Interruption until such time as the services are restored.

2.4.4.2 Janitorial Services. Tenant shall be solely responsible for and shall promptly pay for all window washing, janitorial service and trash and debris removal charges relating to the Premises.

2.4.5 Tenant’s Review of Operating Expenses. Tenant shall have the right to examine and review Landlord’s books and records pertaining to Operating Expenses (“Tenant’s Review”), at Tenant’s expense, one time during each calendar year provided that (i) Tenant provides Landlord with written notice of its election to conduct Tenant’s Review no later than three (3) months following Tenant’s receipt of the Operating Expense Statement and completes Tenant’s Review within sixty (60) days after giving such notice; (ii) there is no event of default under the Lease as of the date that Tenant delivers such notice or any default that occurs during Tenant’s Review after the giving of notice and that is not cured or in the process of being cured within any applicable cure periods, provided, however, that Tenant shall lose the right to perform Tenant’s Review if such default is not cured during the applicable cure period; (iii) Tenant fully and promptly pays all Rent, including Tenant’s Share of Operating Expenses as billed by Landlord pending the outcome of Tenant’s Review; (iv) Tenant’s Review is conducted by a qualified employee of Tenant or by an accounting firm engaged by Tenant on a non-contingency fee basis; (v) Tenant and the person(s) conducting Tenant’s Review agree that they will not divulge the contents of Landlord’s books and records or the result of their examination to any other person, including any other tenant in the Park, other than Tenant’s attorneys, accountants, employees and consultants who have need of the information for purposes of administering this Lease for Tenant or as otherwise required by law. Tenant shall not be entitled to challenge Landlord’s calculation of Operating Expenses in any year(s) prior to the year for which Tenant’s Review is being conducted, all such Operating Expenses to be deemed final and binding on the parties once Tenant’s Review for that year has been conducted or Tenant’s right to conduct Tenant’s Review for such year has elapsed. Tenant’s Review shall be conducted at Landlord’s office where the records are maintained during Landlord’s normal business hours. In the event that Tenant’s Review demonstrates that Landlord has overstated Operating Expenses, Landlord shall reimburse Tenant for any overpayment of Tenant’s Share of such Operating Expenses within thirty (30) days of Landlord’s receipt of reasonably sufficient documentation of such overstatement from Tenant; provided, however, that Tenant’s Review must be completed within the time frames set forth in (i) above or Landlord shall have no obligation to reimburse Tenant for any overstatement of Operating Expenses for that year then under review.

In the event that Tenant’s Review demonstrates that Landlord has overstated the Operating Expenses for the year reviewed by more than five percent (5%), Landlord shall reimburse Tenant for its reasonable out-of-pocket expenses incurred in conducting Tenant’s Review, provided that the amount of such reimbursement shall not exceed the amount of the overstatement of Operating Expenses, in addition to reimbursement of the overstated Operating Expense amount, within thirty (30) days of Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the cost of Tenant’s Review Tenant’s Review. If Landlord has not overstated Operating Expenses or if any such overstatement is less than five percent (5%), then Tenant’s Review shall be conducted at Tenant’s sole cost and expense.

3. USE OF PROPERTY.

3.1 PERMITTED USES.

Tenant may use the Premises only for the following Permitted Use: warehouse purposes, and related office use. Tenant shall observe the rules and regulations attached to and made a part of this Lease as Exhibit B. Landlord will have the right at all times to change and amend the rules and regulations in any reasonable and non-discriminatory manner as it may deem advisable for the safety, care and operation or use of the Park or the Premises and Landlord shall provide Tenant with written notice including a copy of any such change to the rules and regulations. Tenant shall not create a nuisance or use the Premises for any illegal or immoral purpose.

3.2 COMPLIANCE WITH LAWS.

3.2.1 Landlord’s Compliance. During the Term of this Lease, Landlord shall be responsible for making any modifications to the Building, Park and Common Areas, including the parking lot and entrances serving the Park and Building, required pursuant to any federal, state or local laws, common law, ordinances, building codes, and rules and regulations of governmental entities having jurisdiction over the Park, including but not limited to the Board of Fire Underwriters and the Americans with Disabilities Act (the “ADA”) and all regulations and orders promulgated pursuant to the ADA (collectively, “Applicable Laws”). Any modifications to the Park and the Building made by Landlord pursuant to the provisions of this paragraph shall initially be at Landlord’s expense, but the cost thereof may be included in Operating Expenses pursuant to Section 2.4 if such cost is permitted to be treated as an Operating Expense under Section 2.4.

3.2.2 Tenant’s Compliance. Tenant shall comply with all Applicable Laws relating to its use or occupancy of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of any violation of Applicable Laws by Tenant in, upon, or connected with the Premises, all at Tenant’s sole expense. Tenant will procure at its own expense all permits and licenses required for the transaction of its business in the Premises. During the Term, Tenant shall, at its sole cost and expense, make any modifications to the Premises that may be required as a result of Tenant’s specific use of or operations at the Premises pursuant to any Applicable Laws.

3.3 HAZARDOUS MATERIAL.

Tenant has advised Landlord that Tenant’s business involves the transport and storage of items that are classified as Hazardous Materials (as hereinafter defined). Throughout the Term, Tenant will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, under, in, above, to, or from the Premises except that (i) Hazardous Materials may be used in the Premises as necessary for the customary maintenance of the Premises, and (ii) the products and equipment (which may contain Hazardous Materials) listed on attached Exhibit F, may be used and stored in the Premises in connection with Tenant’s Permitted Use, as such list may reasonably modified from time to time with written notice from Tenant to Landlord, provided that all of the same are used, stored, transported and disposed of in strict compliance with (1) Applicable Laws, (2) the terms and conditions of the Declaration, and (3) the Best Management Practices prepared by the Miami-Dade County Department of Environmental Resources Management, a copy of which is attached hereto as Exhibit G and incorporated herein. For purposes of this provision, the term “Hazardous Materials” will mean and refer to any wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Applicable Laws.

If Tenant’s activities at the Premises or Tenant’s use of the Premises (a) results in a release of Hazardous Materials by Tenant that is not in compliance with Applicable Laws or permits issued thereunder; (b) gives rise to any claim or requires a response under Applicable

Laws or permits issued thereunder; (c) causes a significant public health effect; or (d) creates a nuisance, or (e) causes the presence at the Premises of Hazardous Materials in levels that violate Applicable Laws or permits issued thereunder, then Tenant shall, at its sole cost and expense: (i) provide verbal notice thereof to Landlord immediately after Tenant becomes aware of the same as well as notice to Landlord in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (ii) promptly take all action in response to such situation required by the governmental agency overseeing the same, provided that Tenant shall first obtain Landlord’s reasonable approval of the non-emergency remediation plan to be undertaken.

Tenant shall at all times indemnify and hold harmless Landlord against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including reasonable attorneys’ fees) of any nature whatsoever suffered or incurred by Landlord to the extent they were caused by the following activities of Tenant on the Premises during the Term (and any other period when Tenant is in possession of the Premises) and arise from events or conditions which came into existence after the Commencement Date: (i) any release, threatened release, or disposal of any Hazardous Materials by Tenant at the Premises, or (ii) the violation of any Applicable Laws at the Premises by Tenant, pertaining to protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous wastes or occupational health and safety. The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease.

Landlord represents to Tenant that Landlord has not received written notice from any governmental agency regarding the existence of any Hazardous Materials on or about the Premises, the presence of which violates any Applicable Laws. Landlord shall indemnify, defend, and hold Tenant, and its employees, officers and directors harmless from all claims, liabilities, losses, costs and expenses (including reasonable attorney fees) arising out of the existence of any Hazardous Materials on or about the Premises on the Commencement Date.

3.4 SIGNS.

Tenant shall not place any signs on the Premises, Building or Park except with the prior written consent of Landlord, including consent as to location and design, which may be withheld in Landlord’s sole discretion, provided that Tenant may place prominent exterior signs on the exterior of and in front of the Building in the locations identified on Exhibit D attached hereto, provided that any and all such signs shall be installed and shall be maintained by Tenant, at its sole cost and expense and shall be in compliance with Landlord’s sign criteria (a copy of which is attached hereto as Exhibit D), the Rules and Regulations and all Applicable Laws. Tenant shall be responsible to Landlord for the installation, use, or maintenance of said signs and any damage caused thereby. Tenant agrees to remove all of its signs prior to termination of the Lease and upon such removal to repair all damage incident to such removal.

3.5 ACCESS.

3.5.1 Landlord’s Access. Landlord shall be entitled at all reasonable times and upon at least 48 hours advance notice (but no notice is required in emergencies) to enter the Premises to examine them and to make such repairs, alterations, or improvements thereto as Landlord is required by this Lease to make. Tenant shall not unduly obstruct any pipes, conduits, or mechanical or other electrical equipment so as to prevent reasonable access thereto. Landlord shall exercise its rights under this section, so as to in good faith reduce as far as possible, interference with Tenant’s use and enjoyment of the Premises. Landlord and its agents have the right to enter the Premises at all reasonable times upon at least 48 hours advance notice to show them to prospective purchasers, lenders, or anyone having a prospective interest in the Building, and, during the last six months of the Term or any renewal thereof, to show them to prospective tenants. During the last six months of the Term, Landlord may place customary “For Sale” or “For Lease” signs on the Premises, Building or Park as Landlord deems necessary. Landlord will have the right at all times to enter the Premises in the event of a bona fide emergency affecting the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to have representative of Tenant accompany Landlord with respect to any entry to the Premises provided for herein, and Tenant shall have the right to prevent Landlord from gaining access to any secured areas of the Premises except in the event of a bona fide emergency.

3.5.2 Tenant’s Access. Tenant shall have access to the Premises and to the Common Areas required for access to the Premises twenty-four (24) hours per day, seven (7) days per week, 365 (or 366, as the case may be) days per year, subject to reasonable security measures and except in the event of an emergency, casualty, Force Majeure or similar event which causes Landlord to limit access to tenants.

3.6 QUIET POSSESSION.

If Tenant pays all Rent and fully performs all of its obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the full Term without interruption or interference by Landlord or any person claiming by, through or under Landlord.

3.7 INTENTIONALLY OMITTED.

3.8 COVENANTS AND RESTRICTIONS.

Tenant hereby acknowledges and agrees that the Building, and Tenant’s occupancy thereof, is subject to that certain Declaration of Covenants, Condition, Easements and Restrictions recorded in OR Book 17965, Page 2124, as amended by that certain Supplementary Declaration of Restrictive Covenants dated November 2, 1999 recorded in OR Book 18851, Page 3046, that certain Amendment to Declaration of Covenants, Conditions, Easements and Restrictions dated September 12, 2000 recorded in OR Book 19286, Page 3535, that certain Second Amendment to Declaration of Covenants, Conditions, Easements and Restrictions dated

June 20, 2003 recorded in OR Book 21379, Page 3906, and that certain Third Amendment to Declaration of Covenants, Conditions, Easements and Restrictions dated September 16, 2004 recorded in OR Book 22703, Page 4693, all of the Public Records of Miami-Dade County, Florida, and as may be further amended pursuant to the terms thereof (the “Declaration”). Landlord agrees that Landlord will not modify or amend the Declaration or record any other similar declaration that would adversely affect Tenant’s rights under this Lease in any material respect.

3.9 PARKING.

Tenant shall have a non-exclusive license to use 149 parking spaces (including handicap spaces) in the parking lot adjacent to the Building. Tenant agrees that it will use good faith efforts to prevent the use by Tenant’s employees and visitors of parking spaces not designated for their use. All motor vehicles (including all contents thereof) shall be parked in such spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles, or the contents thereof.

4. TENANT ALTERATIONS AND IMPROVEMENTS.

4.1 TENANT IMPROVEMENTS.

Except as expressly provided in this Lease and the Work Letter, Tenant acknowledges and agrees that Landlord has not undertaken to perform any modification, alteration or improvements to the Premises and Tenant further waives any defects (excluding latent defects) in the Premises and acknowledges and accepts (1) the Premises in their “AS IS” condition, and as suitable for the purpose for which they are leased, and (2) the Park and every part and appurtenance thereof as being in good and satisfactory condition. If any improvements, modifications or alterations, beyond those specified in the Work Letter are required for Tenant’s initial occupancy of the Premises, due solely to Tenant’s specific use of the Premises, by any governmental or municipal body or agency or are required by any Applicable Law, Tenant will be solely responsible for the cost of the same. Except as otherwise expressly provided for herein, if, after the Commencement Date, any improvements, modifications or alterations are required by any governmental or municipal body or agency or as a result of any change in any Applicable Law due to Tenant’s specific use of the Premises, Tenant will be responsible for the cost of the same.

4.2 TENANT ALTERATIONS.

Tenant will not make or allow to be made any alterations in or to the Premises without first obtaining the written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. For any such alterations in excess of $100,000.00, Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount reasonably satisfactory to Landlord. All Tenant alterations will be accomplished in a good and workmanlike manner at Tenant’s sole expense, in conformity with all Applicable Laws by a licensed and bonded contractor approved in advance by Landlord, such approval of contractor not to be unreasonably withheld or delayed. All contractors performing alterations in the Premises shall carry workers’ compensation insurance, commercial general liability insurance, automobile insurance and excess liability insurance in amounts reasonably acceptable to Landlord and shall deliver a certificate of insurance evidencing such coverages to Landlord prior to commencing work in the Premises. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials. Any Tenant alterations to the Premises made by or installed by either party hereto will remain upon and be surrendered with the Premises and become the property of Landlord upon the expiration or earlier termination of this Lease without credit to Tenant; provided, however, that Landlord may, at its option, by providing written notice to Tenant at the time Landlord approves Tenant’s request for Landlord’s consent to its additions and/or alterations, require Tenant to remove any additions and/or repair any alterations (other than any work performed by Landlord prior to the Commencement Date and work performed pursuant to the Work Letter that Landlord has approved in writing and stated that it does not have to be removed at the expiration of the Term) and to restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal, repair, restoration, or alterations to be borne by Tenant. This clause will not apply to moveable equipment, furniture or moveable trade fixtures owned by Tenant, which may be removed by Tenant at the end of the Term if Tenant is not then in default and if such equipment and furniture are not then subject to any other rights, liens and interests of Landlord. Tenant will have no authority or power, express or implied, to create or cause any construction lien or mechanics’ or materialmen’s lien or claim of any kind against the Premises, the Park or any portion thereof. Tenant will promptly cause any such liens or claims to be released by payment, bonding or otherwise within 30 days after request by Landlord, and will indemnify Landlord against losses arising out of any such claim including, without limitation, legal fees and court costs. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES OR MATERIAL TO THE PREMISES.

Notwithstanding anything to the contrary contained herein, for work which (i) will cost in the aggregate less than $50,000 per project, and (ii) which does not affect the structure of the Building or any of the Building’s electrical, plumbing, HVAC or mechanical systems (“Permitted Alterations”), Tenant shall not be required to obtain the prior written consent of Landlord, however, Landlord must receive no less than ten (10) business days written notice, together with copies of the plans and specifications, prior to the commencement of said Permitted Alterations and Tenant must otherwise comply with the terms of this Section 4.2.

5. INSURANCE AND INDEMNITY.

5.1 TENANT’S INSURANCE.

Tenant will throughout the Term (and any other period when Tenant is in possession of the Premises) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified with deductible amounts reasonably satisfactory to Landlord and in the form hereinafter provided for:

(a) Commercial General Liability Insurance. Commercial general liability insurance covering claims arising from bodily injury and property damage with minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate and insuring against legal liability of the insured with respect to the Premises or arising out of the maintenance, use or occupancy thereof. The commercial general liability insurance policy shall include contractual liability coverage.

(b) Comprehensive Automobile Liability Insurance. In the event that Tenant owns or leases vehicles for use in connection with the Premises, comprehensive automobile liability insurance with limits of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000.00 covering vehicles owned or leased by Tenant.

(c) Umbrella Coverage. Tenant shall also carry and maintain umbrella liability insurance with a limit of not less than $5,000,000.00 per occurrence.

(d) Property Insurance. Extended or broad form coverage property insurance including plate glass coverage on a replacement cost basis, with coverage equal to not less than 90% of the full replacement value of all personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments made by Tenant, and all other contents located or placed in the premises. In the event any casualty occurs, Tenant agrees to pay the difference between the insurance coverage required to be maintained by this Section 5.1(d) and an insurance policy offering coverage of 100% of the full replacement value of the property described in this subparagraph. Tenant’s policy will also include business interruption/extra expense coverage in amounts sufficient to insure 6 months of interrupted business operations at the Premises. Tenant shall be allowed to self-insure its obligations under this Section 5.1(d). If Tenant self-insures such liabilities, Tenant shall be deemed to have waived any and all claims or potential claims against Landlord for liabilities that would typically be covered by property insurance, including but not limited to business interruption or extra expense insurance coverage, and covenants not to sue Landlord for any such liabilities.

(e) Workers’ Compensation and Employees’ Liability Insurance. Workers’ Compensation Insurance covering all employees of Tenant, as required by the laws of the State of Florida and Employers’ Liability coverage subject to a limit of no less than $100,000.00 each employee, $100,000.00 each accident, and $1,000,000.00 policy limit.

(f) Policy Form. All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida having an A.M. Best’s rating of A-, Class 9, or otherwise approved in advance by Landlord; (ii) name Landlord and Landlord’s property manager (if any) as additional insureds on the CGL and automobile liability policies; (iii) be noncontributing with, and shall apply only as primary and not as excess to any other insurance available to Landlord or any mortgagee of Landlord; and (iv) contain an obligation of the insurers and/or the agent/broker to notify Landlord by certified mail not less than 30 days prior to any material change, cancellation, or termination of any such policy. Certificates of insurance on Acord Form 25-S on or before the Commencement Date and thereafter at times of renewal or changes in coverage or insurer shall be delivered to Landlord promptly upon request. If (a) Tenant fails to take out or to keep in force any insurance referred to in this Section 5.1, or should any such insurance not be approved by either Landlord or any mortgagee, and (b) Tenant does not commence and continue to diligently cure such default within 48 hours after notice by Landlord to Tenant specifying the nature of such default, then Landlord has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of Tenant, and all outlays by Landlord shall be paid by Tenant to Landlord without prejudice to any other rights or remedies of Landlord under this Lease. Tenant shall not keep or use in the Premises any article that may be prohibited by any fire or casualty insurance policy in force from time to time covering the Premises or the Building.

5.2 LANDLORD’S INSURANCE.

During the Term, Landlord will carry and maintain the following types of insurance with respect to the Building and Park in such amount or percentage of replacement value as Landlord or its insurance advisor deems reasonable in relation to the age, location, type of construction and physical conditions of the Building and Park and the availability of such insurance at reasonable rates: (i) broad form or extended coverage insurance on the Building (excluding any property with respect to which Tenant and other tenants are obliged to insure pursuant to Section 5.1 or similar sections of their respective leases); (ii) public liability and property damage insurance with respect to Landlord’s operations in the Building; and (iii) such other forms of insurance as Landlord or its mortgagee reasonably considers advisable. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building, having regard to size, age, and location. Landlord shall have the right to self insure any or all of its liabilities with respect to the Park.

5.3 RELEASE AND WAIVER OF SUBROGATION RIGHTS.

The parties hereto, for themselves and anyone claiming through or under them, hereby release and waive any and all rights of recovery, claim, action or cause of action, against each other, their respective agents, directors, officers and employees, for any property loss or property damage that may occur to the Premises or the Building, and to all property, whether real, personal or mixed, located in the Premises or the Building, by reason of any cause against which the releasing party is actually insured or, regardless of the releasing party’s actual insurance coverage, against which the releasing party is required to be insured pursuant to the provisions of Sections 5.1 or 5.2. This mutual release and waiver shall apply regardless of the cause or origin of the loss or damage, including negligence of the parties hereto, their respective agents and employees. Each party agrees to provide the other with reasonable evidence of its insurance carrier’s consent to such waiver of subrogation upon request. This Section 5.3 supersedes any provision to the contrary which may be contained in this Lease.

5.4 INDEMNIFICATION OF THE PARTIES.

5.4.1 Tenant’s Indemnity. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all liability for any loss, injury or damage, including, without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Landlord by any person whomsoever that occurs (i) in the Premises, except for any such loss, injury or damage that is caused by or results from the negligence or willful misconduct of Landlord, its employees or agents; or (ii) anywhere in the Park outside of the Premises as a result of the negligence or willful misconduct of Tenant, its employees, agents or contractors.

5.4.2 Landlord’s Indemnity. Landlord hereby indemnifies Tenant from, and agrees to hold Tenant harmless against, any and all liability for any loss, injury or damage, including, without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Tenant by any person whomsoever, that occurs in the Building or anywhere on the Park and that is caused by or results from the negligence or willful misconduct of Landlord or its employees, agents or contractors.

The provisions of this Section 5.4 shall survive the expiration or earlier termination of this Lease.

6. DAMAGE, DESTRUCTION AND CONDEMNATION

6.1 DESTRUCTION OR DAMAGE TO PREMISES.

If the Premises are at any time damaged or destroyed in whole or in part by fire, casualty or other causes, Landlord shall have 60 days from the date of such damage or destruction to determine and inform Tenant in writing whether Landlord will restore the Premises to substantially the condition that existed immediately prior to the occurrence of the casualty. If Landlord elects to rebuild, Landlord shall complete such repairs within 180 days from the end of the 60-day period. If such repairs have not been completed within that 180-day period, and Tenant desires to terminate the Lease as a result thereof, then Tenant must notify Landlord prior to Landlord’s completion of the repairs of Tenant’s intention to terminate this Lease. Landlord shall then have 10 days after Landlord’s receipt of notice of Tenant’s election to terminate to complete such repairs (as evidenced by a temporary certificate of occupancy or other appropriate certificate from the applicable governmental authority). If Landlord does complete such repairs prior to the expiration of such 10-day cure period, Tenant shall have no such right to terminate this Lease. Tenant shall, upon substantial completion by Landlord, promptly and diligently, and at its sole cost and expense, repair and restore any improvements to the Premises made by Tenant to the condition that existed immediately prior to the occurrence of the casualty. If, in

Landlord’s reasonable estimation, the Premises cannot be restored within 240 days of such damage or destruction, then Landlord shall notify Tenant in writing of such fact, and either Landlord or Tenant may terminate this Lease as of a date specified in such notice, which date shall not be less than 30 nor more than 60 days after the date such notice is given. Until the restoration of the Premises is complete, there shall be an abatement or reduction of Base Rent and Operating Expenses in the same proportion that the square footage of the Premises so damaged or destroyed and under restoration bears to the total square footage of the Premises, unless the damaging event was caused by the negligence or willful misconduct of Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors, in which event there shall be no such abatement unless Landlord is being covered by Tenant’s or Landlord’s business interruption/extra expense coverage during the restoration.

Notwithstanding the foregoing provisions of this paragraph, if damage to more than 50% of the Premises or destruction of the Premises shall occur within the last year of the Term, as the same may be extended as provided hereinafter either party may terminate this Lease by providing written notice of such intention to terminate within 30 days of the date of such damage or destruction.

6.2 CONDEMNATION.

6.2.1 TOTAL OR PARTIAL TAKING.

If the whole of the Premises, any of the loading doors at the Premises or any material part of the parking area for the Premises or access to the Premises (provided that if 20% or more of the Premises or 40% or more of the parking area are taken, Tenant may deem that all of the Premises are taken), or such portion thereof as will make the Premises unusable, in Tenant’s commercially reasonable judgment, for the purposes leased hereunder, shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier (“Taking Date”), whereupon the Rent and all other charges shall be paid up to the Taking Date with a proportionate refund by Landlord of any Rent and all other charges paid for a period subsequent to the Taking Date. If less than the whole of the Premises, or less than such portion thereof as will make the Premises unusable, in Tenant’s commercially reasonable judgment, as of the Taking Date, is taken, Base Rent and other charges payable to Landlord shall be reduced in proportion to the amount of the Premises taken. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the taking to the extent necessary to make the Premises reasonably tenantable within the limitations of the available compensation awarded for the taking (exclusive of any amount awarded for land).

6.2.2 AWARD.

All compensation awarded or paid upon a total or partial taking of the Premises or Building including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant’s leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture, and other personal property belonging to Tenant; Tenant’s moving or relocation expenses and the unamortized cost of any improvements made by Tenant, provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any mortgagee.

7. MAINTENANCE AND REPAIRS.

7.1 LANDLORD’S OBLIGATIONS.

Landlord shall keep the foundation, roof, slab, floor and structural portions of the improvements on the Premises and Building, Building life safety systems, and the entrances, sidewalks, corridors, parking areas and other facilities from time to time comprising the Common Areas, in good order, condition and repair. The cost of maintaining and repairing such items shall be included in Operating Expenses (excluding those capital expenses excluded from Operating Expenses pursuant to Section 2.4.1.1 above). In addition, but subject nevertheless to any applicable waiver of subrogation, Landlord may charge to Tenant as Additional Rent the cost of any repairs of damage to the Building or Common Areas caused by Tenant’s acts or omissions. Landlord shall not be obligated to maintain or repair interior windows, interior doors, or the surfaces of interior non-structural walls of the Premises. Landlord shall be obligated to commence any repairs under this Section 7.1 within a reasonable time after receipt of a notice from Tenant specifying the need for such repairs and thereafter Landlord shall proceed diligently to complete such repairs.

Notwithstanding anything to the contrary contained in this Lease, in the event Emergency Repairs (as hereafter defined), are required for any of the items that Landlord is required to maintain, repair or replace under this Lease, Tenant may perform the same giving only such notice as is practical under the circumstances, and in the event such repairs were the responsibility of Landlord hereunder, Tenant may recover the commercially reasonable cost and expense from Landlord, not to exceed Ten Thousand and No/100 Dollars ($10,000.00) for any single Emergency Repair. For purposes hereof, an “Emergency Repair” shall mean a repair to the Premises that is reasonably necessary to prevent imminent harm to any person or material damage to any portion of the Premises.

7.2 TENANT’S OBLIGATIONS.

7.2.1 Except as specifically provided to the contrary in Section 7.1 above, Tenant shall, at its expense, throughout the Term and all renewals and extensions thereof, maintain in good order, condition and repair the Premises, including but not limited to heating and air conditioning equipment, walls, floors and ceilings, mechanical and electrical systems and equipment, electric light fixtures, bulbs, tubes and tube casings, doors, floor coverings, dock doors, loading ramps, levelers, plumbing system and plumbing fixtures, Tenant’s signs and utility facilities not maintained by Landlord. Landlord shall use reasonable efforts to extend to Tenant the benefit from warranties on such items, if any, that have been made by Landlord’s contractors or vendors and to extend to Tenant, as and if available, any bulk buying power that Landlord may have with such contractors or vendors. If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair cannot be fully repaired, Tenant shall promptly replace the same, regardless of whether the benefit of such replacement extends beyond the Term. Landlord shall, at Tenant’s expense, maintain a preventive maintenance contract providing for the regular inspection (at least semi-annual) and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor approved by Landlord. The cost of such preventive maintenance contract shall be billed directly by Landlord to Tenant and shall be deemed Additional Rent. Landlord’s maintenance, at Tenant’s expense, of such preventive maintenance contract shall in no way diminish Tenant’s obligation to maintain and repair the heating and air conditioning system. Landlord shall have the right, upon notice to Tenant, to undertake the responsibility for preventive maintenance of any other system or component at Tenant’s expense. Tenant shall be responsible for janitorial services and trash removal from the Premises, at Tenant’s expense. Landlord and Tenant intend that, at all times during the Term, Tenant shall maintain the Premises in the same condition as received. Notwithstanding anything contained in this Section 7.2.1 to the contrary, if it becomes necessary during the Term to replace the heating and air conditioning equipment or the exhaust fans serving the Premises, Landlord shall pay the entire cost of the replacement and Tenant shall reimburse Landlord for Tenant’s share of such replacement cost, on a monthly basis, which share shall be calculated by amortizing the replacement cost (with interest at the prevailing loan rate available to Landlord when the cost is incurred) over a period of one hundred twenty (120) months, with Tenant paying only for the number of months remaining in the Term at the time the HVAC equipment is replaced.

7.2.2 All of Tenant’s obligations to maintain and repair shall be accomplished at Tenant’s sole expense. If Tenant fails to maintain and repair the Premises as required by this Section 7.2.2, Landlord may, on 10 days’ prior notice (except that no notice shall be required in case of emergency), enter the Premises and perform such maintenance or repair on behalf of Tenant. In such cases, Tenant shall reimburse Landlord promptly upon demand for all costs incurred in performing such maintenance or repair plus an administration fee equal to 5% of such costs or expenses.

7.3 CONDITION UPON TERMINATION.

Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition and repair as when received, ordinary wear and tear, casualty and condemnation excepted. However, Tenant shall not be obligated to repair any damage that Landlord is required to repair under Section 7.1. Tenant shall repair, at Tenant’s expense, any damage to the Premises or Building caused by the removal of any of Tenant’s personal property, including but not limited to furniture, machinery and equipment. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; millwork and cabinetry; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners (other than any portable units installed by Tenant), or any other base building heating or air conditioning equipment; fencing or security gates; plumbing fixtures, water fountains; or other similar building operating equipment and decorations.

8. DEFAULT AND REMEDIES:

8.1 DEFAULT BY TENANT.

The following will be events of default by Tenant under this Lease:

(a) Failure to pay when due any installment of Rent or any other payment required pursuant to this Lease within five (5) business days following written notice that the same is past due (provided however that in no event shall Landlord be obligated to provide written notice more than twice in any twelve (12) month period);

(b) The filing of a petition for bankruptcy or insolvency under any applicable federal or state bankruptcy or insolvency law; an adjudication of bankruptcy or insolvency or an admission that it cannot meet its financial obligations as they become due, or the appointment or a receiver or trustee for all or substantially all of the assets of Tenant”);

(c) A transfer in fraud of creditors or an assignment for the benefit of creditors;

(d) Any act which results in a lien being filed against the Premises or the Park which is not cured within the applicable time period provided for herein;

(e) The liquidation, termination or dissolution of Tenant;

(f) Failure to cure the breach of any provision of this Lease, other than the obligation to pay Rent, where such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s non-performance is such that more than 30 days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently pursues such cure to completion then Tenant shall have an additional reasonable period of time to complete such cure; and

(g) Tenant’s breach of the same provision of this Lease, other than the obligation to pay Rent, more than twice in any 12-month period.

8.2 REMEDIES.

Upon the occurrence of any event of default by Tenant, Landlord shall be entitled to exercise the following remedies in accordance with Florida law:

(a) Landlord may terminate this Lease and dispossess Tenant;

(b) Landlord may, without terminating or canceling this Lease, declare all Rent to be paid pursuant to this Lease for the remainder of the Term, to be immediately due and payable, and thereupon all Rent due hereunder through the end of the Term shall be accelerated and Landlord shall be entitled to recover the net present value thereof using a discount rate equal to the interest rate of a governmental security having a maturity closest to the then current expiration of the Term (In the event of such acceleration, Landlord shall use commercially reasonable efforts to relet the Premises and shall credit Tenant, up to the amount of accelerated Rent actually received by Landlord, for the amount of rent actually received from such reletting);

(c) Landlord may elect to repossess the Premises and to relet the Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of Rent received from such reletting and the amount due and payable under the terms of this Lease; and

(d) Landlord may enter the Premises and take any actions required of Tenant under the terms of this Lease, and Tenant shall reimburse Landlord on demand for any expenses that Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Landlord shall not be liable for any damages resulting to Tenant from such action.

The above remedies shall be cumulative and shall not preclude Landlord from pursuing any other remedies permitted by law. Landlord’s election not to enforce one or more of the remedies upon an event of default shall not constitute a waiver.

8.3 COSTS.

Tenant shall pay to Landlord on demand all reasonable costs incurred by Landlord, including reasonable attorneys’ fees and costs (whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Landlord in enforcing any of the obligations of Tenant under this Lease. In addition, upon any default by Tenant, Tenant shall also be liable to Landlord for the expenses to which Landlord may be put in re-entering the Premises, reletting the Premises and putting the Premises into the condition necessary for such reletting (including reasonable attorneys’ fees and disbursements, marshall’s fees, and brokerage fees, in so doing), and any other expenses reasonably incurred by Landlord.

8.4 WAIVER.

No delay or omission by either party in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

8.5 DEFAULT BY LANDLORD.

In the event of any default by Landlord, Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall have a period of 30 days following he date of such notice in which to commence the appropriate cure of such default. Unless and until Landlord fails to commence and diligently pursue the appropriate cure of such default after such notice or complete same within a reasonable period of time, Tenant shall not have any remedy or cause of action by reason thereof, except as expressly provided herein. Notwithstanding any provision of this Lease, Landlord shall not at any time have any personal liability under this Lease and Tenant’s sole remedy with respect thereto shall be a suit for damages and not a termination of the Lease. In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Building and the Park (which includes Landlord’s interest in any proceeds of sale, insurance proceeds, proceeds of condemnation and rents), and in no event shall any deficiency judgment be sought or obtained against Landlord.

9. PROTECTION OF LENDERS

9.1 SUBORDINATION AND ATTORNMENT.

Subject to Tenant entering into a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) as described below, this Lease shall be subject and subordinated at all times to the terms of each and every ground or underlying lease which now exists or may hereafter be executed affecting the Premises under which Landlord shall claim, and to the liens of each and every mortgage and deed of trust in any amount or amounts whatsoever now or hereafter existing encumbering the Premises, and to all modifications, renewals and replacements thereto. If Landlord’s interest in the Premises is acquired by any ground lessor, mortgagee, or purchaser at a foreclosure sale or transfer in lieu thereof, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and recognize such transferee or successor as Landlord under this Lease in accordance with the applicable SNDA. Notwithstanding the foregoing, any mortgagee under any mortgage shall have the right at any time to subordinate any such mortgage to this Lease on such terms and subject to such conditions as the mortgagee in its discretion may consider appropriate.

Landlord represents and warrants to Tenant that, as of the date of this Lease, it is the fee simple title holder of the Building and no mortgages or ground leases encumber the same.

After the date of this Lease, any subordination of this Lease to a mortgage or any ground lease shall be conditioned on Tenant obtaining a SNDA from each and every mortgagee and ground lessor, such SNDA to be in form and content reasonably acceptable to Tenant and the applicable mortgagee and ground lessor.

9.2 ESTOPPEL CERTIFICATES.

Within 15 days of receipt of a written request from Landlord, any lender or prospective lender of the Building or Park, or at the request of any purchaser or prospective purchaser of the Building or Park, Tenant shall deliver an estoppel certificate, attaching a true and complete copy of this Lease, including all amendments relative thereto, and certifying with particularly, among other things, (i) a description of any renewal or expansion options, if any; (ii) the amount of rent currently and actually paid by Tenant under this Lease; (iii) that the Lease is in full force and effect as modified; (iv) Tenant is in possession of the Premises; (v) stating whether to the best of Tenant’s knowledge, either Landlord or Tenant is in default under the Lease and, if so, summarizing such default(s); and (vi) stating whether Tenant or Landlord has any offsets or claims against the other party and, if so, specifying with particularity the nature and amount of such offset or claim. Landlord shall deliver a similar estoppel certificate within 15 days of receipt of a written request from Tenant, any lender or prospective lender of Tenant or any prospective assignee

9.3 TENANT’S FINANCIAL CONDITION. Within 10 days after written request from Landlord, which request shall only be made in connection with (i) the potential sale, financing or refinancing of the Park or any portion thereof, (ii) a request by Tenant to assign this Lease or sublease and portion of the Premises, or (iii) a default hereunder by Tenant, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or Guarantor of Tenant. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein. Landlord waives the foregoing requirement if Tenant is a public company.

10. TELECOMMUNICATIONS.

Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All installations of telecommunications equipment and wires shall be accomplished pursuant to plans and specifications approved in advance in writing by Landlord, such approval not to be unreasonably withheld, delayed or conditioned. Except as may be otherwise provided for in this Lease, Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wire; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued from any cause whatsoever, unless such loss, or damage results from any fault, default, negligence, act or omission of Landlord or its agents, servants, employees, or any other person for whom Landlord is in law responsible, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

Landlord shall have the right, upon reasonable prior notice to Tenant, to temporarily interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with the operation of the Building or installation of telecommunications equipment for other tenants of the Building. Landlord shall exercise its rights under this paragraph, to the extent possible in the circumstances, in such manner so as to minimize interference with Tenant’s use and enjoyment of the Premises.

Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost.

In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants of the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to alterations as described in Section 4.2 of this Lease; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and materials; (v) the provider agrees to abide by Landlord’s requirements, if any, that provider use existing Building conduits and pipes or use building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (viii) all of the foregoing matters are documented in a written license or other agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

Notwithstanding any provision of the preceding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant’s sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the perspective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent such approval not to be unreasonably withheld, delayed or conditioned.

In the event that telecommunications equipment, wiring and facilities installed by or at the request of Tenant within the Premises, or elsewhere within the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference, Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant shall substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord’s discretion, remove such equipment according to foregoing specifications.

11. MISCELLANEOUS PROVISIONS.

11.1 LANDLORD’S LIABILITY; CERTAIN DUTlES.

As used in the Lease, the term “Landlord” means only the owner of the fee title to the Building or the leasehold estate under a ground lease of the Building at the time in question. Each landlord is obligated to perform the obligations of Landlord under this Lease only during the time such landlord owns such interest or title. Any landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, provided that such transfer is not for the primary purpose of avoiding such obligations. However, each landlord shall deliver to its transferee all funds previously paid by Tenant if such funds have not yet been applied under the terms of this Lease.

11.2 SECURITY DEPOSIT.

Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord a cash security deposit in the amount of $73,926.00 (the “Security Deposit”). The Security Deposit represents security for the faithful performance and observance by Tenant of each and every term and covenant of this Lease. Landlord may apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant or to cure any other default of Tenant. The Security Deposit shall not constitute liquidated damages. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within 10 days after Landlord’s written request. No interest shall be paid to Tenant on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts, and no trust relationship is created with respect to the Security Deposit. Landlord shall not be obligated to return the Security Deposit to Tenant upon the expiration or earlier termination of the Lease unless and until all of the following events occur: (i) the payment in full of all Rent due pursuant to the Lease; (ii) the repair of any and all damage to the Premises as required by Tenant pursuant to the terms of this Lease; and (iii) the reconciliation of Operating Expenses for the months in which the Tenant was in occupancy for the year in which the Lease expires or terminates, which reconciliation shall be completed by Landlord and provided to Tenant within sixty (60) days of the expiration or termination of this Lease. Tenant shall have the right to conduct a Tenant’s Review of such reconciliation as provided in Section 2.4.5. Tenant and Landlord acknowledge and agree that the existing security deposit held by Landlord with respect to the Original Lease will be credited against the Security Deposit required herein, subject to the adjustment of such security deposit, if required, pursuant to the terms of the Original Lease.

11.3 INTERPRETATION.

The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises, Building or Park with Tenant’s expressed or implied permission. This Lease will not be construed more or less favorably with respect to either party as a consequence of the Lease or various provisions hereof having been drafted by one of the parties hereto.

11.4 INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS.

This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements either oral or otherwise are effective unless embodied herein. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

11.5 NOTICES.

Any notice or document (other than rent) required or permitted to be delivered by the terms of this Lease shall be in writing and delivered by hand delivery, certified mail (with postage prepaid and return receipt requested) or guaranteed overnight delivery service. Notices to Tenant shall be delivered to the address specified in the introductory paragraph of this Lease, with copies to: the Premises and to Michael T. Lynott, Esq., Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131. Notices to Landlord shall be delivered to the address specified in the introductory paragraph of this Lease, with a copy to Flagler Development Company, LLC, 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256, Attention: Legal Department. All notices shall be effective upon delivery or attempted delivery. Either party may change its notice address upon notice to the other party, given in accordance herewith by an authorized officer, partner, or principal.

11.6 RADON GAS NOTICE.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Level of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

11.7 WAIVERS.

All waivers must be in writing and signed by the waiving party. Either party’s failure to enforce any provision of this Lease or Landlord’s acceptance of Rent shall not be a waiver and shall not prevent Landlord or Tenant, as applicable, from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

11.8 NO RECORDATION.

Neither party shall record this Lease or any memorandum of lease without the consent of the other party.

11.9 JOINT AND SEVERAL LIABILITY.

All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

11.10 FORCE MAJEURE.

The performance by either party to this Lease of its obligations (except the payment of Rent or other sums of money) shall be excused by delays attributable to events beyond that party’s reasonable control for a period of time that is sufficient for the party to perform its obligations after the cessation of the Force Majeure event acting in a diligent, commercially reasonable manner. Events beyond a party’s reasonable control include, but are not limited to, acts of the other party, acts of God (including reasonable preparation therefore), war, civil commotion, labor disputes, strikes, fire, flood or other casualty, failure of power, shortages of labor or material, government action, regulation or restriction (including extraordinary delay in the issuance of any permit, permit approval or building permit inspection) and unusually inclement weather conditions. Events beyond a party’s control shall not include changes in economic or market conditions, or financial or internal problems of the non-performing party, or problems that can be satisfied by the payment of money.

11.11 EXECUTION OF LEASE.

Submission or preparation of this Lease by Landlord shall not constitute an offer by Landlord or option for the Premises, and this Lease shall constitute an offer, acceptance or contract only as expressly specified by the terms of this Section 11.11. In the event that Tenant executes this Lease first, such action shall constitute an offer to Landlord, which may be accepted by Landlord by executing this Lease within 10 business days after submission, and once this Lease is so executed by Landlord, such offer may not be revoked by Tenant and this Lease shall become a binding contract. In the event that Landlord executes this Lease first, such action shall constitute an offer to Tenant, which may be accepted by Tenant only by delivery to Landlord of a fully executed copy of this Lease within 10 business days after submission. Notwithstanding that the Commencement Date may occur and the Term may commence after the date of execution of this Lease, upon delivery and acceptance of this Lease in accordance with the terms of this Lease, this Lease shall be fully effective, and in full force and effect and valid and binding against the parties in accordance with, but on and subject to, the terms and conditions of this Lease.

11.12 AUTHORITY.

As a material inducement to Landlord to enter into this Lease, Tenant, intending that Landlord rely thereon, represents and warrants to Landlord that:

(i) Tenant and the party executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver this Lease to Landlord;

(ii) This Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with the terms of this Lease;

(iii) Tenant is duly organized, validly existing and in good standing under the laws of the state of Tenant’s organization and has full power and authority to enter into this Lease, to perform Tenant’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Tenant, and the performance by Tenant of Tenant’s obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant’s bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Tenant’s business as any of the foregoing may have been supplemented or amended in any manner.

As a material inducement to Tenant to enter into this Lease, Landlord intending that tenant rely thereon, represents and warrants to Tenant that:

(i) Landlord and the party executing on behalf of Landlord are fully and properly authorized to execute and enter into this Lease on behalf of Landlord and to deliver this Lease to Tenant;

(ii) This Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with the terms of this Lease;

(iii) Landlord is duly organized, validly existing and in good standing under the laws of the state of Landlord’s organization and has full power and authority to enter into this Lease, to perform Landlord’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Landlord, and the performance by Landlord of Landlord’s obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Landlord is not in conflict with Landlord’s bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Landlord’s business as any of the foregoing may have been supplemented or amended in any manner.

11.13 FLORIDA LAW.

This Lease shall be governed by the laws of the State of Florida.

11.14 COUNTERPART.

This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and any of which shall be deemed to be complete of itself and may be introduced into evidence or used for any purpose without the production of the other counterpart or counterparts.

11.15 HOLDING OVER.

If Tenant remains in possession after the end of the Term without having executed and delivered a new lease or an agreement extending the Term, there shall be no tacit renewal of this Lease or the Term, and Tenant shall be deemed to be occupying the Premises from month to month at a monthly Base Rent payable in advance on the first day of each month equal to 125% of the monthly amount of Base Rent payable during the last month of the Term for the first thirty (30) days of such holdover, and thereafter the Base Rent payable shall be one hundred fifty percent (150%) of the Rent payable immediately preceding the termination date of this Lease, and otherwise upon the same terms as set forth in this Lease, so far as they are applicable to a monthly tenancy. In addition to and not limiting any other rights or remedies which Landlord may have on account of Tenant holding over without written consent of Landlord, Tenant shall pay to Landlord any and all direct and consequential damages incurred by Landlord on account of such unapproved holding over including claims by tenants entitled to future possession.

11.16 TIME IS OF THE ESSENCE.

Time is of the essence of this Lease and all provisions contained herein.

11.17 APPROVAL OF PLANS AND SPECIFICATIONS.

Neither review nor approval by or on behalf of Landlord of any Tenant’s plans for initial tenant work in the Premises nor any plans and specifications for any Tenant alterations or any other work shall constitute a representation or warranty by Landlord, any of Landlord’s beneficiaries, the managing agent of the Building or Park or any of their respective agents, partners or employees that such plans and specifications either (i) are complete or suitable for their intended purpose, or (ii) comply with Applicable Laws, or (iii) can be completed within any particular time frame or construction schedule, it being expressly agreed by Tenant that neither Landlord, nor any of Landlord’s beneficiaries, nor the managing agent of the Building or Park nor any of their respective agents, partners or employees assume any responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, compliance or completion. Landlord represents that any work performed by Landlord prior to the Commencement Date shall be in compliance with all Applicable Laws.

11.18 RELATIONSHIP.

Landlord and Tenant disclaim any intention to create a joint venture, partnership or agency relationship.

11.19 BROKER’S FEE.

Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the Transwestern Commercial Service Florida, LLC and Flagler Real Estate Services, Inc. (the “Disclosed Brokers”), in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. Landlord shall pay the Disclosed Brokers pursuant to a separate agreement.

11.20 WAIVER OF TRIAL BY JURY.

LANDLORD AND TENANT EACH HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

11.21 RIDERS AND EXHIBITS.

All Riders, Addenda and Exhibits attached hereto and referenced herein shall be deemed to be a part hereof and are hereby incorporated.

11.22 TENANT ASSIGNMENT.

Tenant will not assign this Lease, in whole or in part, or sublease the Premises, in whole or in part, without the prior written consent of Landlord, which consent will not be unreasonably withheld, subject to Landlord’s right of recapture set forth below, and in no event will Tenant be released from any obligation or liability under this Lease following any such assignment or sublease. Notwithstanding the foregoing to the contrary, Landlord may, in Landlord’s sole and absolute discretion, approve or disapprove any proposed assignment or sublease by Tenant to an existing occupant of any space in the Park or an affiliate of any such occupant. Landlord will approve or deny any request for an assignment or sublease within 10 business days after Tenant’s written request. No sublessee of the Premises or any portion thereof, may further assign or sublease its interest in the Premises or any portion thereof. Legal fees and expenses incurred by Landlord (not to exceed $2,000.00) in connection with the review by Landlord of Tenant’s requested assignment or sublease pursuant to this Section, including fees and disbursements incurred in the preparation and/or review of any documentation, will be paid by Tenant within 30 days of invoice for payment thereof, as Additional Rent. If the rent due and payable by any assignee or sublessee under any permitted assignment or sublease exceeds the Rent payable under this Lease for such space, Tenant will pay to Landlord 50% of all such excess rent and other excess consideration (less Tenant’s reasonable third party costs for effecting the assignment or sublease) within 10 days following receipt thereof by Tenant. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without Landlord’s consent, to assign this Lease or sublet all or any portion of the Premises to: (a) a parent, subsidiary or affiliated entity of Tenant, or (b) any entity to which all or a substantial portion of the assets or stock of Tenant have been sold or transferred, or (c) any entity in connection with a merger, sale of stock, consolidation or other corporate reorganization or transaction involving Tenant, or (d) as part of the sale, transfer or assignment of fifty percent (50%) or more of Tenant’s leases. Any subletting or assignment permitted under the terms of the preceding sentence is hereinafter referred to as a “Permitted Transfer”. In addition, Tenant shall have the right to have subleased, licensed or concessioned departments operated as part of Tenant’s primary business operations without the consent of Landlord ( a “Service Provider License”). Tenant shall promptly provide Landlord with written notice of any Permitted Transfer or Service Provider License. No Permitted Transfer or Service Provider License shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the Rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder.

Within 15 days after Landlord’s receipt of Tenant’s request for Landlord’s consent to a proposed assignment or sublease, excluding any assignment or sublease to an affiliate of Tenant or a Service Provider License, Landlord shall have the right to require Tenant to reconvey to Landlord that portion of the Premises which Tenant is seeking to assign or sublet. Tenant shall reconvey that portion of the Premises in consideration of Landlord’s release of Tenant from all future Rent and other obligations, which would not otherwise survive termination of the Lease, with respect to the portion of the Premises so reconveyed. Any such reconveyance shall be evidenced by an agreement reasonably acceptable to Landlord and Tenant in form and substance.

Notwithstanding anything to the contrary contained herein, in the event that Landlord exercises such reconveyance rights as are set forth above, Tenant, by written notice to Landlord within ten (10) days of Tenant’s receipt of Landlord’s notice to reconvey, may rescind its request to Landlord to approve such sublease or assignment in which case Tenant shall not be required to reconvey such space and the Lease shall continue in full force and effect as if Tenant had not sought to sublease or assign such space.

11.23 LANDLORD ASSIGNMENT.

Landlord will have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease. Any such sale, transfer or assignment will operate to release Landlord from any and all liability under this Lease arising after the date of such sale, assignment or transfer.

11.24 LANDLORD’S LIEN WAIVER

Landlord will waive all rights which Landlord now or hereafter may have, under the laws of the State of Florida to levy or distrain upon or to claim or assert any lien, right, claim or title to, any of the personal property of Tenant (except for judgment liens) which now or hereafter may be located on the Premises, in order to enforce any obligation of Tenant, including, without limitation, the obligation to pay rent and any other monetary obligation arising hereunder.

IN WITNESS WHEREOF, Tenant and Landlord have caused this Lease to be duly executed in duplicate as of the date first above written by their respective duly authorized officers, agents or attorneys in fact as the case may be.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:
PRICESMART, INC., a Delaware corporation

/s/ Rodrigo Calvo		By:	/s/ Robert E. Price
Name:	Rodrigo Calvo	Print Name:	Robert E. Price
		As Its	CEO
		Date:	11/10/07
Name:			(Corporate Seal)

(signatures continue on next page)

FLAGLER DEVELOPMENT COMPANY LLC, a Florida limited liability company

		By:	/s/ Keith A. Tickell
	/s/ James A. Hoener		Keith A. Tickell
Name:	James A. Hoener		Vice President

	/s/ Susan Blount	Date:	11-16-07
Name:	Susan Blount		(Corporate Seal)

** If the individual signing the Lease is other than the Chief Executive Officer, President or Vice President of the Company, please attach Corporate Resolutions authorizing his/her signature on behalf of the Company. Thank you.

EXHIBIT A

SITE PLAN

A - 1

EXHIBIT A

SITE PLAN

EXHIBIT A-1

LEGAL DESCRIPTION OF BUILDING

Lot 1, Block 11 of “Gran Park Third Addition”; according to the Plat thereof, as recorded in Plat Book 149, Page 9 of Public Records of Miami-Dade County, FL

A-1 - 1

EXHIBIT B

RULES AND REGULATIONS

1. In the event of an emergency situation in the Park, such as an injury to a person, damage to property, persons in the Park acting in a suspicious or threatening manner, bomb threat, water leak or fire, any tenant who is aware of such emergency shall notify the Property Manager immediately.

2. Upon the termination of a lease, the tenant shall surrender all keys to its Premises to the Property Manager.

3. Every move of furniture or equipment into or out of a building or from one suite to another suite within a building shall be coordinated with the Property Manager at least 24 hours in advance. The Property Manager may designate the time during which the move may be conducted so as to minimize inconvenience to other tenants.

4. Window coverings, which must be of such shape, color, material, quality and design as may be reasonably prescribed by the Property Manager, may not be installed without the Property Manager’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Landlord may withhold its consent if such coverings are visible from the exterior of the Premises.

5. No tenant shall obstruct the sidewalks, entrances, lobbies, elevators, elevator lobbies, halls, or stairways in or about any building in the Park, and shall not use any such area for storage or for any purpose other than ingress and egress. No tenant shall utilize any mechanical or electrical room for storage purposes.

6. No tenant shall create or maintain a nuisance nor make or permit any noises or odors that are reasonably objectionable to another tenant to emanate from or about its Premises.

7. Each tenant shall observe and obey all parking and traffic regulations, which may include among other things speed limits, stop signs, yielding to pedestrians at all times, no parking zones, tow away zones or parking decals, from time to time established by the Property Manager. No vehicle shall be parked in a manner that utilizes more than one parking space.

8. No tenant shall make any suite-to-suite canvass to solicit business from other tenants in the Park. Property Manager may prohibit any other solicitation in the Park and require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building or Park. No tenant shall conduct or cause to be conducted any auctions or sales in its Premises or in the Park.

9. No tenant shall display any sign, letter, picture, notice, advertisement or the like, whether temporary or permanent, in any common area, including lobbies and elevator lobbies, or in a manner that is visible from outside the Premises.

B - 1

10. No tenant may use the name of the Park or any building situated therein for any purpose other than that of the business address of Tenant, and shall not use any picture or likeness of the Park or any building situated therein in any circulars, notices, advertisements or correspondence without Landlord’s prior written consent.

11. No tenant shall bring any animal (excepting only dogs trained to assist handicapped persons) into the Park. Bicycles, unicycles, motorcycles, mopeds, Segways, skateboards, scooters and all other vehicles are prohibited in or about the buildings and sidewalks of the Park.

12. No tenant shall waste electricity or water. Each tenant shall cooperate with the reasonable requests of Landlord’s property manager to utilize electricity and water in its Premises efficiently. Each tenant shall ensure that no electrical circuit within its Premises is overloaded. No tenant shall adjust any common HVAC controls other than room thermostats installed for specific use. No tenant shall tie, wedge or otherwise fasten open any water faucet or outlet. No tenant shall prop open any common corridor doors or exterior doors of any building.

13. Tenant shall not overload any floor and shall not install any heavy safes, business machines, files or other heavy equipment without obtaining the approval of Landlord’s property manager.

14. No tenant shall deface or damage any property of another tenant or property that is part of the Park, including but not limited to the buildings, fixtures and equipment.

15. Smoking is prohibited in each building, within twenty-five feet of any building entrance, and in the Park common areas, except for smoking areas designated by the Property Manager.

16. Each tenant shall use all improvements, equipment and fixtures within the buildings and common areas of the Park, including but not limited to restrooms, elevators, stairways, hallways, lobby, sidewalks, parking lots and landscape areas, in the manner and for the purposes for which they are designed. Each tenant shall be responsible for any damage caused by its failure to do so.

17. No machinery or apparatus other than computers, copiers, facsimile machines, paper shredders and other small office equipment, or other than fork lift trucks, pallet jacks, racking, automated material handling equipment and other equipment or apparatus normally used in the warehousing business, shall be operated in the Tenant’s Premises or anywhere in the Park without prior written approval of Landlord’s property manager (the “Property Manager”), which shall not be unreasonably withheld, conditioned or delayed. No explosives, articles deemed hazardous because of flammability, or other materials of an intrinsically hazardous nature shall be brought into any building in the Park.

All references to Tenant in these Rules and Regulations shall include the employees, agents, contractors, licensees or invitees of Tenant.

B - 2

EXHIBIT C

MEMORANDUM OF LEASE COMMENCEMENT

THIS MEMORANDUM is made and entered into as of                     , 200    , by and between Flagler Development Company, LLC (“Landlord”) and Pricesmart, Inc., a Delaware corporation (“Tenant”) with respect to that certain Lease between Landlord and Tenant dated as of                     , 200     (the “Lease”).

Landlord and Tenant hereby confirm that the Commencement Date of the Lease is                 , and that the Term shall expire on                 , unless the Term is renewed or the Lease is terminated pursuant to the Terms of the Lease, and that these dates shall be conclusive for all purposes of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this document as of the first date set forth in the first paragraph above.

Pricesmart, Inc.	Flagler Development Company, LLC

By:	By:

Print Name:	Print Name:
As Its President	As Its President

Date:	Date:

C - 1

EXHIBIT D

LANDLORD’S SIGN CRITERIA

Location of Sign:

D - 1

V. SIGNAGE STANDARDS

A. ALLOWABLE SIGNS

1.

All User/Tenants will be allowed a primary User/Tenant I.D. sign on each building elevation facing a street consisting of the company name and corporate logo only (Sign Type A), located in a designated sign area of the specific building where the User/Tenant is utilizing space. The User/Tenant’s sign may not exceed 3/5 of the allowable height of the sign band. (Example: 5’-O” H sign band or 3’-0” sign and l’-0” space top and bottom). (See Exhibit A-1.)

2.

All signage shall be surface mounted and shall be located on building entrance features such as towers or sign-walls, or within a signage banded area located at the top of the building parapet, based upon I- 1/2”, height per 1” of height of the principal building façade. The size of the allowed Tenant I.D. sign (Sign Type A) will be determined by the amount of space the Tenant leases as follows Building User/Tenant signage shall be a maximum length of 30’ for a single acre user or a two bay Tenant. There will be a maximum allowable increment of 10’ of length of signage per acre of land or two bay lease areas to a maximum of 60’ of total length per user/tenant.

3.

No sign shall exceed 3’-O” in overall height or (see Exhibit A) the exact location for any signs must be approved by the Committee prior to any fabrication or installation of signs. A side setback of 3”-0” from Tenant side lease line with adjacent Tenant’ must be observed.

4.	Methods of fabrication for Sign Type A are shown in Exhibit B. (It consists of four possible ways to manufacture illuminated or non-illuminaged signs as the primary User/Tenant I.D.

a.	Non-Illuminated aluminum or intra (PVC Board) 1” thick letter, pin mounted on spacers 1/2 off the face of the building.

b.	Non-illuminated reverse channel type letters.

c.	Illuminated channel letters.

d.	Illuminated reverse channel letters.

All details shown in Exhibit B must be followed by the sign fabricator. No exceptions or substitutions will be allowed.

5.	Each Tenant space shall have a postal I.D. number at the front entrance designed, fabricated ar.d installed by the owner. It shall not be removed or relocated.

6.

In addition to Sign Type A, each User/Tenant will be allowed one Sign Type B which consists of a 2’-0”Hx2”-0”W max.area on the front glass next to the entry door. The sign may be applied to the glass by silk-screening printing or by computer generated vinyl die cut letters. The corporate logo, corporate name, business hours, etc. may appear in this sign. (Exhibit A2)

7.

In addition to the Sign type A & B., the Tenant will be allowed one Sign Type C located on one rear “main door” at the loading dock area. The sign shall be located on the door in an area 1’-6” H x 1’-6” W max. centered on the door 5’-6” from top of sign to floor. This sign must be made from computer generated vinyl die cut letters. (Exhibit C-1).

8.

All signs must be permitted by the Tenants’ sign fabricator through the normal Miami-Dade County Sign code procedure prior to fabrication and installation, and a cop of the sign permit must be given to the Developer before installation, along with a copy of sign manufacture’s permit shop drawings.

9.

A Tenant may identify his loading dock doors with a 9” high,  1/2” thick aluminum cut out postal address numbers (Sign Type D), painted black (Exhibit D-1). No other signs allowed in this area except at main door.

B. TEMPORARY MARKETING SIGNS

1.	Signs used to identify a site or building for sale or lease must be of a format compatible to the Beacon Station at Gran Park Signage format.

2	No sign shall be taller than 8’ from grade. All signs shall be 4’wide by 6’ high framed with 4” x 4” support posts to meet all local and building zoning codes.

3.

The back of sign shall be totally enclosed with a finished sheet of plywood. Front face sides, top and back shall be painted the same colors. Colors to match Beacon Station At Gran Park standard signs.

C. GENERAL NOTES

1.	A user/tenant at Beacon Station at Gran Park shall be defined as any occupant of a building/facility, located within the Beacon Station at Gran Park, whether Owner occupied or Tenant Leased.

2.	All building/Tenant signage shall be designed in accordance with Miami Dade County regulations and the Park’s Development Guidelines.

3.	No fluorescent light box type signs allowed.

4.

Owner must approve all signs (permanent and /or temporary) for User/Tenant space prior to fabrication and installation. Final location of any sign will be determined solely with the Committee’s approval.

5.

Tenant to supply Camera Ready Artwork for any logos to be used, including color specifications and designations using the PMS-Pantone Matching System. All colors to be approved by the Developer and/or his design consultant prior to any fabrication.

6.	Electricity for signs and hookup for electrical signs is at sole cost of Tenant.

CODINA REAL ESTATE 004/008

NOTE: NO FLUORESCENT LIGHT BOX TYPE SIGNS ALLOWED
SIGN TYPE "D"
DOCK DOOR NUMBERS
and SHIPPING/RECEIVING only!
by TENANT if DESIRED
12"
6"
EQ EQ
RECEIVING
SHIPPING
12
14

EXHIBIT D-

4/15/9

CODINA REAL ESTATE @005/008

SIGN TYPE "C"
MAN DOOR SIGNAGE
by TENANT if DESIRED
12
EQ 18" EQ
18"
4'-6"
OWNER APPROVED CLIENT LOGO and COLOR
VINYL DIE-CUT LETTERS and SHAPES

EXHIBIT C-

4/15/9

Tenant I.D. Signage

07/31/01 10:38 FAX 887 3000 CODINA REAL ESTATE @008/008

Aluminum tube spacers painted to match building
Non-ferrous metal studs as required, set in epoxy
Existing wall
minum or sintra pin mounted letters
1/2" space typical

Non-illuminated Pin Mount

Fabricated aluminum channel letter
will vary
Aluminum tube spacers painted to match building
Non-ferrous metal studs as required, set in epoxy
Existing wall
Aluminum support
Typical galvanized steel wire legs not acceptable

Non-illuminated Reverse Channel

1/2" space typical
will vary
Fasteners at side (no jewelite trim)
crylic face of letter
Aluminum tube spacers painted to match building
Electrical connections: Surface jumps permitted between letters. No surface jumps permitted between words. All connections through building face to transformers.
will vary
Neon on stand off
Existing wall
Non-ferrous metal studs as required, set in epoxy
Fabricated aluminum channel letter

Illuminated Channel

will vary
will vary
Fabricated aluminum channel letter
Electrical connections: Surface jumps permitted between letters. No surface jumps permitted between words. All connections through building face to transformers.
Aluminum tube spacers painted to match building
will vary
Neon on stand off
Non-ferrous metal studs as required, set in epoxy
Existing wall
Aluminum support
Typical galvanized steel wire legs not acceptable

Illuminated Reverse Channel

TYPICAL LETTER SECTIONS AND MOUNTING DETAILS

EXHIBIT B

07/31/01 10:38 FAX 887 5666 CODINA REAL ESTATE @007/008

6"
8'-9"
8'-9"
SIGN TYPE "B"
2'-6"h x 2'-0"w
POSTAL I.D. NUMBER
6"h LETTERS

EXHIBIT A-

4/15/9

Tenant Primary I.D. Signage

29'-6"
SIGN BAND AREA
1'-8"
3'-0"
1'-8"
SIGN AREA
SIGN TYPE "A"

EXHIBIT A-
4/15/

EXHIBIT E

WORK LETTER

1. Allowance for Office Improvements. On the Commencement Date, Landlord shall make available to Tenant up to $65,000.00 (the “Allowance”) to reimburse Tenant for the cost of certain improvements to be made by Tenant to the office portion of the Premises (the “Office Improvements”). The costs that are eligible to be reimbursed to Tenant for the Office Improvements shall include (i) all architectural fees and costs, construction management fees and costs, engineering fees and costs and any other fees, costs and expenses of any kind incurred or payable by the Tenant in connection with the performance of the Office Improvements; (ii) all fees and charges imposed by any governmental entity or authority in connection with the Office Improvements; (iii) sales and use taxes; (iv) insurance fees associated with the construction of the Office Improvements; (v) testing and inspecting costs; and (vi) the costs and charges for materials and labor, contractor’s profit and contractor’s general overhead incurred by Tenant in having the Office Improvements completed. All of the Office Improvements shall become the property of Landlord upon the expiration or earlier termination of the Lease and shall remain on the Premises at all times during the term of this Lease, except for those certain Office Improvements which Landlord may, by providing written notice to Tenant at the time Landlord approves Tenant’s Plans (as hereinafter defined) or modifications thereto, require Tenant to remove and restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal, repair, restoration, or alterations to be borne by Tenant. In the event that Tenant does not use the entire Allowance, Tenant shall be entitled to a credit against Rent coming due under the Lease for any part of the Allowance not used by Tenant. Tenant shall be permitted to commence work on the Office Improvements, subject to Landlord’s approval as required in Section 2 below, on the Commencement Date of the Lease.

2. Approval of Tenant’s Plans. Landlord acknowledges and agrees that in addition to the Office Improvements, Tenant will be constructing certain other improvements to the warehouse portion of the Premises (the “Warehouse Improvements”, the Office Improvements and the Warehouse Improvements are sometimes hereinafter referred to collectively as the “Tenant Improvements”). Prior to commencing any Tenant Improvements work at the Premises, Tenant shall provide Landlord with working plans for the Tenant Improvements (the “Plans”). The Plans shall be subject to the reasonable approval of Landlord, which approval Landlord will not unreasonably withhold or delay. Landlord shall have five (5) business days from receipt of the Plans to review and approve the Plans or state any objections in writing. The failure of the Landlord to respond within the five (5) business day period shall be deemed approval of the Plans. Any objections made by Landlord shall be reasonable in nature and stated in sufficient detail so as to allow the necessary modifications by Tenant. If necessary, the Plans, as modified by the Tenant shall be re-submitted to Landlord within five (5) business days after Tenant’s receipt of the Plans with Landlord’s objections. Upon Landlord’s receipt of the Plans as modified, Landlord shall have three (3) business days within which to return the Plans to Tenant with any new objections, which shall be reasonable in nature and stated in sufficient details so as to allow the necessary modifications by the Tenant. The Plans, as modified by the Tenant, shall be re-submitted to Landlord within five (5) business days after Tenant’s receipt of the Plans with

E - 1

Landlord’s latest objections. This process shall be repeated until the Plans have been finally approved by Landlord and Tenant; provided, however that Landlord and Tenant agree to work together in a commercially reasonable manner so as to finally approve the Plans by no later than December 31, 2007. Any changes to the Plans shall be subject to the reasonable approval of Landlord, which approval Landlord will not unreasonably withhold or delay. Landlord’s approval of the changes may be based upon whether the changes: (i) affect or are not consistent with the base structural components or systems of the Building, (ii) are visible from outside the Premises, (iii) affect safety, (iv) have or could have the effect of increasing Operating Expenses, or (v) in Landlord’s reasonable judgment, are not consistent with quality and character of the Park. Landlord and Tenant shall follow the same process as provided in this Section 2 for approval of any changes to the Plans until the change to the Plans has been finally approved by Landlord.

3. Performance of Tenant’s Work. Tenant shall cause the approved Tenant Improvements work to be done in a first-class workman-like manner in conformity with all Applicable Laws. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Landlord must approve all contractors performing any part of the work, which approval shall not be unreasonably withheld, delayed or conditioned. Workmen’s Compensation, public liability and property damage insurance, all in amounts and with companies and on forms reasonably satisfactory to Landlord, shall be provided and at all times maintained by Tenant’s contractors engaged in the performance of Tenant’s work, and before proceeding with the work, certificates of such insurance shall be furnished to Landlord. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, all operations manuals, test and balance reports, and any additional reasonably requested reports and documentation at the conclusion of the construction of the Tenant’s Improvements. In addition, Tenant shall provide a copy of the certificate of occupancy or final inspections for the Premises issued by Miami-Dade County, Florida whichever is applicable for the Tenant Improvements.

TENANT AND TENANT’S CONTRACTORS SHALL BE REQUIRED BY TENANT TO COMPLY WITH THE FLORIDA CONSTRUCTION LIEN LAW SET FORTH IN CHAPTER 713, FLORIDA STATUTES.

4. Payments to Tenant from Allowance. Tenant shall be solely responsible to make any and all payments directly to Tenant’s general contractor and any subcontractors, materialmen, suppliers or laborers. Landlord agrees to reimburse Tenant from the amount available under the Allowance for the Office Improvements based upon applications for payment submitted to Landlord by Tenant. Landlord shall make reimbursement payments to Tenant within 10 days following receipt of the application for payment. In support of each application for payment, Tenant shall submit to Landlord paid and receipted invoices for the completed work together with releases of liens for all such work. Tenant shall also provide such other reasonable documentation as may be requested by Landlord to substantiate the costs for the work for which Tenant requests reimbursement. In addition, Tenant shall provide a copy of the certificate of occupancy or final inspections whichever is applicable for the Office Improvements prior to final payment of the Allowance. Tenant shall indemnify and hold Landlord harmless against any mechanic’s or other liens asserted against the Premises as a result of Tenant’s work.

E - 2

EXHIBIT E-1

FINAL PLANS

(to be attached upon approval of plans)

E -1 - 1

EXHIBIT F

HAZARDOUS MATERIALS LIST

F - 1

Item Number	Item Description
103649	Liquid-Plumr Prof Str 2pk/80z

115953	Tinactic Liquid Aerosol 2/5.3z

11904	Barbasol Shave Cream 3 pk

1206	Jet Pump 110 .5HP 800W

121421	Lysol AP Cleaner-Lemon 128 oz

121737	Lemon Pledge Wood Polish

12304	Forklift Deka Battery

126233	Battery Motorcyle 12A-A

126987	Battery Motorcycle 6N4ZA

13002	5K PRT SM Proc Unit P2/RA-2SM

132065	Lemon Pledge 1/15.6oz

140100	Chemical Filters

14867	Toilet Bowl Cleaner 3/3.5 oz

1507	Freon 507/25Ibs - Refrigerant

15079	Listerine CoolMint 58 oz

15309	Home Defense Pesticide 6 Liter

155010	Electric Motorcycle

156162	Wizard Spk/Citrs Air Frsh 2/8z

15738	Film 135/24-200 4pk Kodak

1575	Clorox Disinf. Wipes 3/40 ct

158728	Suave Deod Aero Pwdr 6oz

159900	Film Advantix 200 3/pk 25/exp

161571	Easy-Off Oven&Grill Clnr 24 oz

16204	Fire Extinguisher 3-A, 40-B:C

16415	Film 135/24-400 4pk Kodak

166071	Media Box 3Pc Set

16889	Film Advantix 400 3pk 25/Exp.

16933	Cold Cup Lid 16/20 oz 600 ct

17253	Triple Tgs Gel Shave Sntv 3/7z

173605	Toilet Bowl Cleaner 2/3.5 oz

17478	Kodak Film 135/24-100 4 pack

175575	Pine Sol Liquid Clnr Reg 175oz

175579	Pine Sol Liquid Cleaner 144 oz

17689	HTH Granular Chlorine 70Ib

17698	Utility Lighter 4Pk

178050	Lysol Disf. Spray-Linen 3/19oz

178485	Easy-Off HD Oven Clnr 16oz

182480	Pam Regular 2 Pk

189833	Lysol Disf. Spray-Linen 19oz.

192026	Tire Sealer/Inflator Airup 18o

193853	Liberty Lites 50 ct.

193942	HotShot Ant&Roach Ki112/17.5oz

193950	HotShot Flyng Insct Ki112/150Z

194540	Bic Mini-Lighters 2ct

194797	Repel Family Pocket Size 1.1 oz

194799	Repel Sportsmen Pocket Sz 1.1z

195558	Repel Sprtmen & Family Sz 6.5z

193801	Kingsford Charcoal Lghtr 61oz

196037	Niagra Spray Strch Lem 22oz

196039	Niagra Spray Strch Hvy 22oz

199321	Liberty Lites 50ct. (Lighters)

2028	900 ORD SM Proc Unit F1/C41 SM

206144	Freeze It Hair Spray 2/10.6oz

206243	Wooden Ktchen Matches 3/250 CT

209123	VC Super Hold Mousse 2/12 oz

210130	Barbie Aventura Gift Set

210131	Barbie Sirena Gift Set

21025	WD-40 11oz 2pk Spanish #52012

212143	Lysol Disf. Spray-Linen 19oz.

216956	Kaboom Shower/Tub/Tile Clnr32z

21857	10.0L Flex Developer LORR

22446	31Gal Roughneck Storage Tote

230965	AirWick Spk/Citr Air Frsh 2/8z

233986	Aim & Flame II

236441	Pam Cooking Spray 2/12oz.

24432	3” Chlorine Tabs 40lbs Pace

25501	Skintimate Shave Gel 3/9.5oz

255549	5.0L Flex RA Bleach Replenishr

25820	Niagara Starch 22 oz

25834	Niagara Spray Starch 4/22 oz

26231	Gas Grill 35kBTU sideburn/Tank

263119	Battery Backup 8 Outlet PureAV

263591	SS Dual Speed Floor Buffer

263592	SS Ultra Speed Floor Buffer

263593	Poulan LawnGarden Tractor

263594	16HP Lawn Garden Tractor

263595	15.5 HP Lawn Garden Tractor

263596	17.5HP Lawn Garden Tractor

263597	20HP Lawn Garden tractor

263633	18HP Lawn Garden Tractor

263752	Battery Backup System

263754	1000VA Battery Backup System

263955	Jump Starter Portable 2 way

263957	Jump Starter Rechargeable

266000	Battery 26-60 525 CCA

26602	Battery 58-60 CCA540

26605	Battery NS4OZL

266052	Battery 26R-60 525 CCA

26606	Battery 24-60 CCA=525

26609	Battery 42-60 CCA500

26620	Battery 34-60 CCA525

26742	Marine Battery NC-27 CCA730

26758	Battery 65-60 CCA850

26801	Marine Battery NG31

268549	UPS Backup 1000VA w/ AVR

268550	UPS Backup 1500VA w/ AVR

268551	UPS Backup 1200VA/670Watts

268552	UPS Backup w/ 2 Surge Protect

268553	UPS 1100VA w/4 Outlets

268554	UPS Backup 750VA w/4 Outlets

270156	CO2 Gas 75LB

2713	10K PRT SM Proc Unit P1/RA-2SM

273600	Dirt Bike Kawasaki Super Shock

273610	Power Wheel Firerock Jeep Wngl

276642	Battery 78-60 CCA=630

276973	My First Roadstar

28316	Battery 27-60 CCA=700

28318	Battery 27F-60 CCA=700

28321	Battery 35-60 CCA=525

29619	Marine Battery NG4D

29621	Marine Battery NG8D

300552	Battery 56-60 CCA535

303652	Battery Motorcycle 16CLB Exide

309654	Battery 51-60 CCA=525

309661	Battery 51 R-60 CCA=435

3101	Auto Fire Extinguisher 5B:C

31168	Lemon Pledge 3pk/7oz

32191	Axe Shower Gel 3/12oz

340340	UPS Back-up Newpoint 550VA

340341	UPS 50Hz 750VA Power Sentry

340789	Battery Backup PowerSource 400

341000	Freon R-134A/30 Lbs

344341	UPS Back-Up System Forza SL751

345340	UPS Tripplite 550VA AVR550U

350929	Emergency Road Kit

353353	Air 10oz Single EcoDuster

355340	UPS Tripp Lite 1000VA SMART100

378032	Battery 78DT-72 CCA 850

378049	Battery 75DT-60 CCA=630

378050	Battery 75DD-72

3796	Ultraclorox2 Bleach 119.7 oz

39175	Battery 70DT-60 CCA=525

39177	Battery 41-60 CCA675

391802	Battery 48-60 CCA=690

391819	Battery 49-60 CCA850

39396	Battery 24-60 CCA525

39807	Cloroxll Dry Bleach FRM 30.3z

407040	Battery 370AH-6 volts

40721	Easy-Off Oven&Grill Clnr 2/24z

4159	Battery Deep Cycle 6V

417850	5 Pc Emergency Kit

420360	Power Buffer 10” 12Volt BF-10

420809	Ultra Surf Powder-156 oz

428	Cartridge HP #45 Black 51645A

444025	Kiddie Fire Extinguisher 2pk

461001	Air Duster Compressed 2pk/10z

468017	Kiddie Fire Extinguisher

468018	Extinguisher 3A4OBC FA34D

4690	2.7 Flex C-41 SM Tank Bleach

49092	Lawn Tractor 12.5HP 38”

505505	Ultimate Detailing Kit

511301	Tiro Soalant 3 Pack

528301	Lawn Tractor 15.5 HP 8-Speed

561	Spray Gun Kit 15 pc

564188	Chlorine Tab “Plus” 40Ibs

5824	Eco Duster 2pk 10oz PerfectDat

584584	Battery 34XCD Orbital Extreme

5933	Propane Tank 16.4oz Disposable

60564	64oz Citronella Oil #60564

6119	Gas Can 5-Gal Plastic

618170	Wheel Weight Adhesive Remover

6188	150 ORD SM Proc Unit F2/C41SM

6337	2.0L C-41 SM Tank Developer

6369	Battery HC-31D Exide Truck

637	Spray N Wash 32zTrigger w/96z

6377	Lghtd 48”Animated Deer 200Lits

640341	UPS Back-Up Philips 550VA

651226	Stonclad UT A/B

651660	Stonclad UT Seal Steel Gray AB

661435	Fire Extinguisher 3-A,40-B:C

6625	Tilex Mildew Remover 2pk 32oz

69033	Liq. Paper Correction Pen 4PK

698112	Car Care Kit 9Pc, Turtle Wax

70158	Listerine Orig. Mouthwash 58oz

708750	Jump Starter w/Docking Station

71156	Kingsford Charcoal 2/20 lb

71177	Kingsford Lighter Fluid 64 oz

737120	64oz Citronella Oil

738090	Compressor 6hp 60GA

74059	Lemon Pledge 2pk/15.6oz

7465	Generator 5250 watts

74678	Lysol Toilet Bowl Clnr 3/32 oz

748748	Motorcycle Kawasaki Ninja

74972	Lysol Disin Spray-Linen 2/19z

762752	42” Lawn Tractor

762753	45” Lawn Tractor

762754	42” Lawn Tractor

768980	Easy Off HD Oven Cleaner 3/24z

784816	EasyOff BAM Grm/Lime Rmvr 3/24

79567	WD-40 11oz 2pk

800802	EVEREADY Battery 34DT FC1

801500	EVEREADY Battery 75DT FC2

802802	EVEREADY Battery 24G FC3

803803	EVEREADY Battery 26G FC4

804600	EVEREADY Battery 26R FC5

805805	EVEREADY Battery 27G FC14

806806	EVEREADY Battery 27MDC FC15

8077	Fire Extinguisher UL 1-A,10B:C

807700	EVEREADY Battery 31SG FC16

808808	EVEREADY Battery 34G FC6

809100	EVEREADY Battery 35G FC7

80989	WhiteBoard Accesories 14pk

810700	EVEREADY Battery 42G FC8

811811	EVEREADY Battery 58RG FC9

812100	EVEREADY Battery 65G FC 10

8138	Alkaline D Reclosable 8pk

813813	EVEREADY Battery GC2-G 6Volt

8148	Alkaline C Battery Size 8pk

814814	EVEREADY Battery 56G FC11

8152	Alkaline AA Pro Pack 24pk

815200	EVEREADY Battery 22FG FC12

816600	Jumpstart 18amp w/Air Compresr

816816	EVEREADY Battery 22NFG FC 13

817700	Jumpstar 18amp w/Tire Inflator

82418	Alkaline Batteries AAA 18pk

83129	Lysol Basin/Tub/Tile Cleaner

831600	Battery 27-60 700 CCA

832100	Battery 35-60 525 CCA

843072	Nail Polish Set 12pk

84575	2in1 Liquid Paper 6pk Sanford

872872	Fuel Injector Cleaner Pyroil

877471	Methanol Chafing Fuel 8oz/12pk

8820	Formula 409 1Gal&22oz.spray

891384	Battery 330 AH-6 volts

893429	Ultra LQD All F/C 100 oz

893818	Ultra LQD All Reg. 100 oz

89884	64oz Party Torch Fuel-Panacea

90500	Clarke FOCUS 33s Floor Scrubbe

921500	No Touch Wet N Protect

921700	No Touch High Shine

940340	Tripplite UPS Battery Back-Up

9481	Battery 9481 Com-4DP Exide Trk

9634	Battery COM-31 D CCA=600

9769	2.0L Flex RA-2 SM Tank Develop

97993	Industrial Fire Extinguisher

98244	Helium Balloon Tank

992200	Car Care Kit Meguiar’s

EXHIBIT G

BEST MANAGEMENT PRACTICES

G - 1

UPDATED: 02/27/96

BEST MANAGEMENT PRACTICES

Best management practices can be thought of as using “good housekeeping” practices. Listed below are several procedures to operate your facility and minimize the risk of contamination to the environment.

1.	Waste disposal

a.

All hazardous waste must be disposed of via a permitted hazardous waste transporter and taken to a federally approved hazardous waste disposal facility. Receipts of all waste disposals and hazardous waste manifests must be retained for and less than three (3) years, at the generator’s facility and be available for review.

b.

In all situations where the waste is deemed to be hazardous, a permitted hazardous waste transporter must be used to transport the waste to a federally approved hazardous waste treatment or disposal facility. The facility generating the hazardous waste is required to obtain an Environmental Protection Agency identification number unless classified as a conditionally exempt generator, by contacting:

Bureau of Waste Planning and Regulation

Florida Dept. of Environmental Regulation

Two Towers Office Building Room 471

2600 Blair Stone Road

Tallahassee, Florida 32399

(904) 488-4805

c.

if the waste solvents can be recycled by the facility generating the waste, the solvent stillbottoms/sludge from the reclaiming operation must be collected and handled as a hazardous waste, unless proven otherwise

d.	if the waste solvent is recycled by a permitted solvent recycler, receipts must be obtained from the recycler and copies kept at the facility.

A list of DERM permitted waste haulers is available upon request

2.	Storage

a.	For facilities storing large amounts of chemicals and/or fuels:

1.	All chemical and fuel storage must have secondary containment This containment area should be able to hold 110% of the volume of the largest single tank to be stored in this area.

2.	Chemical storage areas must be on an impervious surface with secondary containment or a bermed and covered area away from drainage structures (e.g. floor drains or storm drains).

3.

Rags used during mechanical repairs or cleaning processes which become contaminated with waste oil or hazardous materials such as solvents, ink, etc. are considered hazardous wastes and may be handled by an approved rag service or an approved hazardous waste transporter. Used rags must not be disposed of in the trash/dumpster unless a hazardous waste profile Indicates otherwise and approval is granted by this department

4.

Receipts of all waste and/or wastewater disposal must be. Hazardous waste manifest must be kept for any hazardous waste disposal. Receipts/manifests must be kept for a period of three(3) years on site.

5.

In large storage areas, there must be aisle space between storage products. This will enable Inspection of the container for leaks and/or corrosion. Incompatible chemicals or materials should be stored separately.

6.

Absorbent material shall be kept on site to cleanup any accidental spill. Used absorbent pads must not be disposed of in the trash or dumpster unless a hazardous waste profile indicates otherwise and approval is granted by this department.

7.

Special attention should be paid to storm drain locations (also known as storm sewers). Storm drains are designed to help alleviate rainwater build up. These drains are not connected to the sanitary sewer system, but rather assist in allowing the rainwater to drain into the ground and groundwater. Therefore, industrial discharges should not be allowed to drain into these storm drains. Areas near storm drains must be kept free of oil, grease and other contaminates so that rainwater does not wash these materials into the storm drains

8.

Facilities generating more than ten (10) spent fluorescent and/or high-intensity discharge lamps per month must have them recycled. These lamps cannot be disposed off in the regular trash. Spent lamps must be stored in a safe location in order to prevent them from breaking. Contact the Pollution Prevention Program at 372-6784 for further information.

Pollution Prevention Suggestions

The reduction or elimination, at the source, of discharges or emissions to the environment.

1.

Waste fluids should be segregated and kept separately. This prevents mixing incompatible substances and prevents contamination of a nonhazardous waste by a hazardous waste. This also allows them each to be recycled or disposed of appropriately and reduce disposal costs.

2.

Recycling of waste fluids is a preferred option. This can either be done on-site or shipped to an approved recycler off-site. Units for filtering, adding the necessary additives and restoring coolant are available. (Installation of such units must be approved by DERM and the Fire Dept.)

3.	For small to medium facilities, it may be more economical to have a parts washer contractor replenish the parts cleaner and remove the spent solution, than to install a solvent recycling still.

4.	Large facilities, on-site solvent recycling stills are usually very economical with payback periods of only 2-3 years.

5.

Alternative cleaners are available (e.g. special water based cleaners) that replace traditional solvent. These can be used in a variety of system including dip tanks, power washers with jet sprays, or ultrasonic immersion tanks.

6.	Parts cleaning can be done in 3 stages

1.	Preclean to remove heavier dirt (e.g. with a wire brush)

2.	Sink #1 as an initial sink to do heavier cleaning. Recycled only after full use.

3.	Sink #2 as a final sink for precision cleaning (used as make-up for sink #1).

7.

Parts can be removed slowly from solvent sinks and allowed to sit a few minutes on “dip racks” which drain back to the sink. Rollaway covers that are kept closed when not in use can be used on the sink. Sludges should be removed often and properly disposed, but the solution itself can be used many times.

8.

Stop leaks quickly. Drip pans can be placed to catch leaks. Spot mopping with a bucket (and proper disposal of the water) can be performed. Floor cleaning machines are available that will spray a cleaning solution, scrub with brushed, and vacuum up the solution (to be disposed of properly). Absorbent pads are available that allow the oil to be “squeezed out” into a waste oil drum. The pads can be reused several times.

9.	Scrap parts can be sold to metal recyclers.

Questions will be answered by the Industrial Facilities Section staff at (305)372-6600.

Any questions concerning pollution prevention please call the Pollution Prevention Program at(305)372-6784

RIDER NUMBER 1 TO LEASE

dated Nov. 16, 2007

between Flagler Development Company, LLC, as Landlord,

and Pricesmart, Inc., as Tenant

OPTIONS TO RENEW

Provided no default exists beyond any applicable grace and cure periods as provided for in the Lease and Tenant or a Permitted Transferee (as hereinafter defined) is occupying the Premises at the time of such election, Tenant or a Permitted Transferee may renew this Lease for an additional period of five (5) years (the “First Extension Term”) on the same terms provided in this Lease (except as set forth below), by delivering written notice (the “Renewal Notice”) of the exercise thereof to Landlord at least nine (9) months prior to the expiration date of this Lease. Upon Tenant’s or, a Permitted Transferee’s timely notice of the exercise of the option to renew for the First Extension Term, the Lease shall be extended on the same terms provided in this Lease, except as follows:

(a)

The Base Rent payable during such First Extension Term shall be the Fair Market Rental Rate (as hereinafter defined), for buildings comparable to the Project in the West Miami-Dade submarket, at the commencement of such First Extension Term, for space of equivalent quality, size, utility and location, with the length of the First Extension Term, concessions, allowances, brokers’ fees and the credit standing of Tenant or the Permitted Transferee to be taken into account; and

(b)

Landlord shall lease to Tenant or the Permitted Transferee the Premises in their then current condition, and Landlord shall not provide to Tenant or the Permitted Transferee any allowances (e.g., moving allowance, construction allowance, tenant improvements allowance and the like) or other tenant inducements.

For purposes of this Rider, the Fair Market Rental Rate (the “FMRR”) shall mean the rent, as of the date in question, which a landlord, willing but not obligated to lease, would accept for the Premises, and which a tenant, willing but not obligated to rent, would pay therefor in an arms-length transaction. Landlord shall deliver written notice (the “Landlord Notice”) to Tenant or the Permitted Transferee, within thirty (30) days after Landlord’s receipt of a timely Renewal Notice, which sets forth the FMRR as determined by Landlord to be payable during the applicable Extension Term after consideration of the factors set forth above. Tenant or the Permitted Transferee shall have the right, within fifteen (15) days following the date of the Landlord Notice, to deliver written notice that it accepts Landlord’s determination of the FMRR, or that it disagrees with Landlord’s determination of the FMRR. Thereafter, if the parties are unable to agree as to the FMRR by the date that is thirty (30) days following the Renewal Notice, the Renewal Option shall be deemed null and void.

For purposes of this Rider, the term “Permitted Transferee” shall mean any party to whom the Lease has been assigned pursuant to the terms of Section 11.22 of the Lease.

Rider Number 1 - 1

Tenant’s or the Permitted Transferee’s right to extend the term of this Lease for the First Extension Term shall terminate if (i) this Lease or Tenant’s or the Permitted Transferee’s right to possession of the Premises is terminated, (ii) Tenant or the Permitted Transferee, at any time during the Lease Term, assigns any of its interest in this Lease or sublets any portion of the Premises (other than a Permitted Transfer by Tenant in accordance with the terms of Section 11.22 of the Lease), or (iii) Tenant or the Permitted Transferee fails to timely exercise its option under this Rider for the First Extension Term, time being of the essence with respect to Tenant’s or the Permitted Transferee’s exercise thereof.

B. Provided no default exists beyond any applicable grace and cure periods as provided for in the Lease and Tenant or a Permitted Transferee is occupying the entire Premises at the time of such election, Tenant or a Permitted Transferee may renew this Lease for a second additional period of five (5) years (the “Second Extension Term”) on the same terms provided in this Lease (except as set forth below), by delivering written notice (the “Renewal Notice”) of the exercise thereof to Landlord at least nine (9) months prior to the expiration of the First Extension Term. Upon Tenant’s or a Permitted Transferee’s timely notice of the exercise of the option to renew for the Second Extension Term, the Lease shall be extended on the same terms provided in this Lease, except as follows:

(a)

The Base Rent payable during such Second Extension Term shall be the New Fair Market Rental Rate (as hereinafter defined), for buildings comparable to the Project in the West Miami-Dade submarket, at the commencement of such Second Extension Term, for space of equivalent quality, size, utility and location, with the length of the Second Extension Term, concessions, allowances, brokers’ fees and the credit standing of Tenant or the Permitted Transferee to be taken into account; and

(b)

Landlord shall lease to Tenant or the Permitted Transferee, the Premises in their then current condition, and Landlord shall not provide to Tenant or the Permitted Transferee any allowances (e.g., moving allowance, construction allowance, tenant improvements allowance and the like) or other tenant inducements.

For purposes of this Rider, the New Fair Market Rental Rate (the “NFMRR”) shall mean the rent, as of the date in question, which a landlord, willing but not obligated to lease, would accept for the Premises, and which a tenant, willing but not obligated to rent, would pay therefor in an arms-length transaction. Landlord shall deliver written notice (the “Second Landlord Notice”) to Tenant or the Permitted Transferee, within thirty (30) days after Landlord’s receipt of a timely Renewal Notice, which sets forth the NFMRR as determined by Landlord to be payable during the applicable Extension Term after consideration of the factors set forth above. Tenant or the Permitted Transferee shall have the right, within fifteen (15) days following the date of the Landlord Notice, to deliver written notice that it accepts Landlord’s determination of the NFMRR, or that it disagrees with Landlord’s determination of the NFMRR. Thereafter, if the parties are unable to agree as to the NFMRR by the date that is thirty (30) days following the applicable Renewal Notice, the applicable Renewal Option shall be deemed null and void.

Rider Number 1 - 2

Tenant’s or a Permitted Transferee’s right to extend the term of this Lease for the Second Extension Term shall terminate if (i) this Lease or Tenant’s or the Permitted Transferee’s right to possession of the Premises is terminated, (ii) Tenant or the Permitted Transferee, at any time during the First Extension Term, assigns any of its interest in this Lease or sublets any portion of the Premises (other than a Permitted Transfer by Tenant in accordance with the terms of Section 11.22 of the Lease), or (iii) Tenant or the Permitted Transferee fails to timely exercise its option under this Rider for the Second Extension Term, time being of the essence with respect to Tenant’s or the Permitted Transferee’s exercise thereof.

Rider Number 1 - 3

Schedule 1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made by and between PRICESMART, INC., a Delaware corporation (“Tenant”), and FLAGLER DEVELOPMENT COMPANY, LLC, a Florida limited liability company (“Landlord”), as of the date on which the later signature of Landlord and Tenant is affixed to this Agreement.

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Gran Park Lease Agreement dated April 20, 2000 between Landlord, as landlord, and GTS Terminals, Inc., a New Jersey corporation (“GTS”), as tenant, for Suites 2 and 3 of Building #RB4 (the “Building”) located at 10051 NW 99th Avenue (the “Premises”), as assigned by GTS to Tenant pursuant to that certain Assignment and Assumption of Lease dated as of August 1, 2001 (as assigned, the “Lease”);

WHEREAS, the Building is included in a multiple-building business and industrial park known as Flagler Station (“Park”);

WHEREAS, pursuant to the Lease, the term of the Lease is scheduled to expire on December 31, 2009 (the “Expiration Date”); and

WHEREAS, Landlord has agreed to an early termination of the Lease in consideration of the execution by Tenant of another lease for other space in the Park

NOW, THEREFORE, in consideration of Tenant’s execution of the New Lease, as hereinafter defined, and the mutual representations, covenants, and agreements herein, Landlord and Tenant agree, represent and warrant, as applicable, as follows:

1. Recitals; Capitalized Terms. The foregoing recitals are true and correct and incorporated herein by reference. All capitalized terms used herein that are not specifically defined in this Agreement shall have the same meanings as set forth in the Lease.

2. New Lease; Termination Date. Tenant shall deliver to Landlord, simultaneously with this Termination Agreement, a Lease Agreement in the form attached hereto as Exhibit A (the “New Lease”), as executed on behalf of Tenant, for 126,767 rentable square feet in the building known as Building #26 located at 10800 NW 100th Street, Medley, Florida 33178 (the “New Premises”). The Lease shall terminate upon Tenant’s surrender of the Premises pursuant to Section 3 hereof which shall be within sixty (60) days after the Commencement Date of the New Lease (the “Termination Date”).

3. Surrender of Premises; Removal of Tenant’s Personal Property and Fixtures. On the Termination Date, Tenant shall surrender and yield up to Landlord the Premises, in good order, condition and state of repair, reasonable wear and tear excepted. On or before the Termination Date, Tenant shall remove from the Premises all personal property owned by Tenant or leased by Tenant from third parties, and shall remove all fixtures and equipment installed by Tenant on the Premises. Tenant shall be obligated to repair in a good and workmanlike manner any damage to the Premises resulting from the removal of such personal property and fixtures and equipment. Tenant shall complete such work at Tenant’s sole cost and expense, on or before the Termination Date, and shall promptly pay all bills relating to such work; provided, however, that if such repairs are not made by Tenant in accordance with the terms hereof, on or before the Termination Date, Landlord will repair any such damage at Tenant’s sole cost and expense, and Tenant will promptly pay all invoices relating to such work. Notwithstanding anything herein to the contrary, Tenant’s obligation to reimburse Landlord for any such repair costs will survive the termination of the Lease.

4. Release. Effective on the Termination Date, Tenant and Landlord hereby release and discharge each other, including their respective subsidiaries, affiliates, officers, directors, agents and employees, as of the Termination Date from all obligations and liabilities, whether known or unknown, foreseen or unforeseen, under or in connection with the Lease or Tenant’s use or occupancy of the Premises, except (i) those obligations which, by their nature, or by the terms of the Lease, would survive beyond the Expiration Date, (ii) Tenant’s obligation to pay to Landlord the Rent through and including the Termination Date, and (iii) Landlord’s right to collect from Tenant as Additional Rent (or reimburse Tenant, as the case may be), through and including the Termination Date, the difference between the actual Operating Expenses and the estimated Operating Expenses for the Premises, as reconciled by Landlord in accordance with the terms of Section 2.4.2 of the Lease.

5. Landlord’s Representations and Warranties. Landlord represents and warrants to Tenant that Landlord has the power and the lawful authority to execute and deliver this Agreement, and that no consent, authorization, approval, or notice to any other party, including any mortgagee (other than as set forth in this Agreement), is necessary in connection with the execution and delivery of this Agreement by Landlord, or as a prerequisite to its enforceability against Landlord.

6. Tenant’s Representations and Warranties. Tenant represents and warrants that it is the sole tenant in possession of the Premises under the Lease and that it has neither assigned nor subleased its interest as tenant under the Lease. Tenant further represents and warrants to Landlord that Tenant has complied with all of Tenant’s obligations under the Lease.

7. Survival of Representations and Warranties. The representations and warranties set forth in paragraphs 5 and 6 hereof shall survive and continue beyond the date hereof.

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8. Entire Agreement. This Agreement embodies the entire agreement of Landlord and Tenant with respect to the subject matter of the termination of the Lease, and it supersedes any prior agreements, whether written or oral, relating to the termination of the Lease. This Agreement may be modified only by written instrument duly executed by Landlord and Tenant. There are no agreements or understandings that are not set forth in this Agreement.

9. Binding Effect. The terms and provisions of this Agreement shall inure to the benefit of, and will be binding upon, the successors and assigns of Landlord and Tenant.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

Witnesses:		FLAGLER DEVELOPMENT COMPANY

Name:		By:
Keith A. Tickell
As Its Vice President
Name:		Date: , 200

PRICESMART, INC., a Delaware corporation

/s/ Rodrigo Calvo		By:	/s/ Robert E. Price
Name:	Rodrigo Calvo	Name:	Robert E. Price
		Title:	CEO President

Name:
Date: 11/10/07, 2007

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